Exhibit 10.29

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO SUTRO BIOPHARMA, INC. IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

BY AND BETWEEN

SUTRO BIOPHARMA, INC.

AND

TASLY BIOPHARMACEUTICALS CO., LTD.

December 20, 2021

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered into as of December 20, 2021 (the “Effective Date”) by and between Sutro Biopharma, Inc., a Delaware corporation with a place of business at, 111 Oyster Point Boulevard, South San Francisco, CA 94080, U.S.A. (“Sutro”) and Tasly Biopharmaceuticals Co., Ltd., a Chinese corporation with a place of business at 280 JuLi Road, China (Shanghai) Pilot Free Trade Zone, P.C.201203 (“Licensee”). Sutro and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Licensee wishes to obtain from Sutro and Sutro wishes to grant to Licensee certain rights and licenses under intellectual property Controlled by Sutro to Develop, Manufacture and Commercialize the Product in the Field in the Territory (each as defined below), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1

DEFINITIONS AND CONSTRUCTION

The following terms shall have the following meanings as used in this Agreement:

Section 1.01
“Active Ingredient” means an active material that provides pharmacological activity in a pharmaceutical or biologic product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies). Drug delivery vehicles, adjuvants and excipients will not be deemed to be Active Ingredients.
Section 1.02
“ADC” means any antibody drug conjugate whereby [*].
Section 1.03
“Affiliate” means, with respect to either Party, any Person controlling, controlled by or under common control with such Party, for so long as such control exists. For purposes of this definition of Affiliate, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means (a) direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of a Person or (b) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
Section 1.04
“Alliance Manager” shall have the meaning assigned in Section 3.01.
Section 1.05
“Annual Net Sales” means the Net Sales made during any given Calendar Year.

Section 1.06
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, bribery, racketeering, money laundering or terrorism in the Territory.
Section 1.07
“Applicable Laws” means all applicable statutes, ordinances, codes, executive or governmental orders, laws, rules and regulations, including without limitation, any rules, regulations, guidelines or other requirements of Regulatory Health Authorities that may be in effect from time to time.
Section 1.08
“Bankruptcy Code” means Title 11, United States Code, as amended, or analogous provisions of Applicable Laws outside the United States.
Section 1.09
“Biosimilar” means, with respect to the Product, any pharmaceutical product that: (a) [*]; (b) [*]; (c) [*]; (d) [*]; and (e) [*].
Section 1.10
“BLA” means (a) in the US, a Biologics License Application, as defined in the BPCI Act, and applicable regulations promulgated thereunder by the FDA, or any equivalent application that replaces such application, (b) in the Territory, the relevant equivalent to the foregoing.
Section 1.11
“BPCI Act” means the Biologics Price Competition and Innovation Act of 2009 within the Patient Protection and Affordable Care Act, as set forth in Section 351(k) of the United States Public Health Services Act (42 U.S.C. 262), which was signed into law in the United States in March 2010, as may be subsequently amended.
Section 1.12
“Breaching Party” shall have the meaning assigned in Section 11.02(a).
Section 1.13
“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which commercial banking institutions are authorized or required by Applicable Laws to be closed in New York City, New York, the U.S., or in Shanghai, People’s Republic of China.
Section 1.14
“Calendar Quarter” means each successive period of three (3) consecutive calendar months commencing on 1st January, 1st April, 1st July and 1st October.
Section 1.15
“Calendar Year” means each successive period of twelve (12) consecutive calendar months commencing on 1st January; provided, however, that: (a) the first Calendar Year shall commence on the Effective Date and end on December 31, 2021; and (b) the last Calendar Year shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.
Section 1.16
“CDx” means a [*].
Section 1.17
“Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business to which the subject matter of this Agreement relates.
Section 1.18
“CMO” means a contract manufacturing organization.
Section 1.19
“Co-Chair” shall have the meaning assigned in Section 3.04.
Section 1.20
“Combination Product” means a pharmaceutical product that includes the Product and at least [*] additional Active Ingredient that [*].
Section 1.21
“Commercialization” means all activities undertaken relating to the marketing and sale of Product, including, advertising, detailing, education, planning, marketing, promotion, distribution, storage, transportation, importation, exportation, market and product support, any post-approval clinical studies commenced after the First Commercial Sale of the Product in the Territory and post-approval regulatory activities, including those necessary to maintain Regulatory Approvals. “Commercialize” shall have a corresponding meaning.
Section 1.22
“Commercialization Plan” shall have the meaning assigned in Section 4.09.
Section 1.23
“Commercially Reasonable Efforts” shall mean, with respect to a Party’s obligations under this Agreement, the efforts and resources typically used by pharmaceutical companies similar in size and scope to perform the obligations at issue in good faith, which efforts shall not be less than those efforts made by the performing Party with respect to other products at a similar stage of development or in a similar market and commercial potential, taking into account the competitiveness of the market place, the proprietary position of the products, the regulatory structure involved and the profitability of the applicable products. Without limiting the foregoing, Commercially Reasonable Efforts requires, with respect to such obligations, that the Party apply efforts sufficient to carry out the given obligation in a diligent and sustained manner without undue interruption, pause, or delay. It is anticipated that the level of effort may change over time, reflecting changes in the status of the Product and the market involved.
Section 1.24
“Competitive Product” [*].
Section 1.25
“Confidential Information” means, subject to the exceptions listed at Section 7.02, any and all non-public or proprietary information, whether oral or in writing or in any other form, disclosed before, on or after the date of this Agreement by one Party to the other Party under this Agreement, including Information, Materials and the terms of this Agreement.
Section 1.26
“Control” means, with respect to an item of Information, Know-How, Patent or other Intellectual Property Rights, the ability and authority of a Party or its Affiliates, whether arising by ownership, or pursuant to a license or sublicense, to grant licenses, sublicenses, or other rights (including the right to reference) to the other Party under or to such item of Information, Know-How, Patent or Intellectual Property Rights as provided for in this Agreement without breaching the terms of any agreement between such Party and any Third Party, and (with respect to Intellectual Property Rights that Sutro acquires Control of after the Effective Date) without creating or increasing any payment obligation to a Third Party. Notwithstanding anything in this

Agreement to the contrary, a Party and its Affiliates will be deemed to not Control any Information, Know-How, Patents or other Intellectual Property Right that are owned or controlled by a Third Party described in the definition of “Change of Control,” or such Third Party’s Affiliates (other than an Affiliate of such Party prior to the Change of Control), (a) prior to the closing of such Change of Control, or (b) after such Change of Control to the extent that such Know-How, Patents or other Intellectual Property Rights are created, conceived, discovered or generated by such Third Party or its Affiliates (other than such Party or its pre-existing Affiliates) after such Change of Control without using such Party’s or its pre-existing Affiliate’s Know-How or Patents or other Intellectual Property Rights.
Section 1.27
“Cost of Goods” or “COGs”, means the fully burdened manufacturing costs applicable to the supply of the Product (a) supplied by an unaffiliated Third Party, or (b) manufactured directly by Sutro, which manufacturing costs: (x) shall include [*], (y) shall be calculated in accordance with U.S. GAAP and Sutro’s policies and procedures for its other products, in each case consistently applied (and such plant operations and support services costs shall be allocated consistent with U.S. GAAP and the other Sutro products in that facility), and (z), shall exclude [*].
Section 1.28
“Cover,” “Covered” or “Covering” means, with respect to a product, technology, process or method, that, in the absence of possession of the right (by ownership, license or otherwise) under a Valid Claim, the practice or exploitation of such product, technology, process or method would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).
Section 1.29
“CRO” means a contract research organization, as defined in 21 C.F.R. 312 or in any Applicable Laws, that assumes, as an independent contractor with the sponsor of a clinical trial, one or more of the obligations of a sponsor, e.g., design of a protocol, selection or monitoring of investigations, evaluation or reports, and preparation of materials to be submitted to the applicable Regulatory Authority.
Section 1.30
“Development” means all activities relating to obtaining Regulatory Approval of the Product and Indications therefor, but excluding activities related to the Manufacture of Product. Development activities include (a) the conduct of all preclinical and clinical testing required for Regulatory Approval of the Product, (b) the conduct of all regulatory activities directed to obtaining and maintaining Regulatory Approval of the Product. “Develop” and “Developing” shall have a corresponding meaning.
Section 1.31
“Development Data” means the Sutro Development Data or the Tasly Development Data, as the case may be.
Section 1.32
“Drug Approval Application” means an application for Regulatory Approval required for the commercial sale or use of the Product as a drug in a regulatory jurisdiction.
Section 1.33
“Effective Date” shall have the meaning assigned in the first paragraph of this Agreement.

Section 1.34
“Exploit” means to import, use, sell or offer for sale, including to Develop and Commercialize, the Product in the Territory (excluding for clarity Manufacturing). “Exploitation” shall have a corresponding meaning.
Section 1.35
“Export Controls and Economic Sanctions Laws” means all law regulating the export, reexport, transfer, disclosure or provision of products, software, services and technology to, and other export and international trade control activities involving, non-U.S. countries or non-U.S. Persons, and includes the Export Control Reform Act of 2018, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the International Traffic in Arms Regulations, the Chemical Weapons Convention Regulations, and any other export controls and sanctions laws and regulations administered by an agency of the U.S. government; export and import laws and regulations administered by the Bureau of Alcohol, Tobacco, Firearms and Explosives; the Foreign Trade Regulations, Executive Orders of the President regarding restrictions on trade with designated countries, governments and Persons, regulations, orders and restrictions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control and any other economic sanctions or retaliatory sanctions laws and regulations administered by an agency of the U.S. government; the antiboycott regulations administered by the United States Department of Commerce; the antiboycott provisions administered by the United States Department of the Treasury; legislation and regulations implementing the North American Free Trade Agreement or the Chemical Weapons Convention, and restrictions on holding foreign currency and repatriating funds.
Section 1.36
“Expression Technology” means the Know-How and Patents Controlled by Sutro and/or its Affiliates as of the Effective Date and during the Term that relates to [*].
Section 1.37
“Extract Supply Agreement” shall have the meaning assigned in Section 5.02.
Section 1.38
“FDA” means the United States Food and Drug Administration or any successor thereto.
Section 1.39
“FFDCA” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301, et seq., as amended from time to time.
Section 1.40
“Field” means the use of the Product for the treatment of all human diseases.
Section 1.41
“Filing” means, with respect to a submission to a Regulatory Health Authority, the date that such submission is confirmed to have been received by the relevant Regulatory Health Authority.
Section 1.42
“First Commercial Sale” means, with respect to the Product, the first arm’s length sale for monetary value by Licensee, its Affiliates, or its Sublicensees to a Third Party for end use or consumption by the general public of the Product in the Territory for any Indication after all needed Regulatory Approvals (excluding reimbursement approvals) have been obtained in the Territory with respect to such Indication. Sales at nominal cost for test marketing, sampling and promotional uses, clinical trial purposes, or similar use shall not be construed as a First Commercial Sale.

Section 1.43
“Force Majeure” and “Force Majeure Party” shall have the meaning assigned in Section 14.02.
Section 1.44
“GCP” or “Good Clinical Practices” means the current standards for clinical trials for pharmaceuticals as are required by applicable Regulatory Authorities or Applicable Laws in the relevant jurisdiction, such as set forth in the Good Clinical Practice for Drugs (i.e. 药物临床试验质量管理规范 ) promulgated by NMPA effective as of July 1, 2020, as well as in the United States Code of Federal Regulations, ICH guidelines and applicable regulations, laws or rules as promulgated thereunder, as amended from time to time.
Section 1.45
“GLP” or “Good Laboratory Practices” means good laboratory practices required under Applicable Laws, such as the regulations set forth in 21 C.F.R. Part 58 and the requirements thereunder imposed by the FDA, and the equivalent thereof in any applicable jurisdiction, as the same may be amended from time to time.
Section 1.46
“Government Official” means any Person employed by or acting on behalf of a Regulatory Authority.
Section 1.47
“ICH” means the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use.
Section 1.48
“IND” means an Investigational New Drug application or the equivalent filed with or submitted to the relevant Regulatory Health Authority, including, for example, the FDA and the NMPA, for authorization to commence human clinical trials.
Section 1.49
“Indication” means [*].
Section 1.50
“Indirect Taxes” means value added taxes, sales taxes, consumption taxes and other similar taxes.
Section 1.51
“Information” means (a) techniques, information and data necessary or useful for the Development or Commercialization of the Product, including without limitation, Know-How, marketing, pricing, distribution, cost, sales and (b) any information or data relating to Materials.
Section 1.52
“Intellectual Property Rights” or “IPR” means Patents, rights to Know-How, Trademarks, registered designs, design rights, copyrights (including rights in computer software), domain names, database rights and any rights or property similar to any of the foregoing in any part of the world, whether registered or not, together with the right to apply for the registration of any such rights.
Section 1.53
“Know-How” means all inventions, discoveries, data, information (including scientific, technical or regulatory information), Trade Secrets, processes, means, methods, practices, formulae, instructions, procedures, techniques, materials, technology, results, analyses, designs, drawings, computer programs, apparatuses, specifications, technical assistance, laboratory, pre-clinical and clinical data (including laboratory notes and notebooks), and other material or know-how, in written, electronic or any other form, whether or not confidential, proprietary or patentable, including without limitation: development technology; biology, chemistry, pharmacology, toxicology, drug stability, manufacturing and formulation, test procedures, synthesis, purification and isolation techniques, quality control data and information, methodologies and techniques; information regarding clinical and non-clinical safety and efficacy studies, including study designs and protocols, marketing studies, absorption, distribution, metabolism and excretion studies; assays and biological methodology.
Section 1.54
“Knowledge” means the good faith understanding of the officers of the Party associated with the applicable representation.
Section 1.55
“Licensed Compound” means STRO-002, an ADC, the chemical structure of which is described in Exhibit B.
Section 1.56
“Licensee Technology” means all Patents and Know-How (i) Controlled by Licensee as of the Effective Date and during the Term, or (ii) that thereafter comes into Licensee’s Control independent of this Agreement. For clarity, Licensee Technology may include inventions that are broadly applicable to the Development, Manufacture or Commercialization of pharmaceutical products generally.
Section 1.57
“Licensee Triggered Termination” shall have the meaning assigned in Section 11.03.
Section 1.58
“Losses” means any and all direct and indirect liabilities, claims, actions, damages, losses or expenses, including interest, penalties, and reasonable lawyers’ fees and disbursements. In calculating Losses, the legal duty to mitigate on the part of the Party suffering the Loss shall be taken into account.
Section 1.59
“Manufacture” or “Manufacturing” means activities in connection with the manufacture, processing, formulating, testing (including, without limitation quality control, quality assurance and lot release testing), bulk packaging or storage and delivery of the Product.
Section 1.60
“Manufacturer” means Sutro or such other Person as may be appointed to supply Product to Licensee pursuant to the Supply Agreement.
Section 1.61
“Materials” means information, data or assays necessary or useful for the Development or Commercialization of Product in the Territory. Materials excludes any materials associated with Sutro Manufacturing Information.
Section 1.62
“Material Adverse Impact” shall have the meaning assigned in Section 4.07(c).
Section 1.63
“Net Sales” means the gross amount invoiced by Licensee, its Affiliates, and/or its Sublicensees for sales of the Product to Third Parties, less the following deductions and offsets that are actually incurred, allowed, accrued and/or taken and are specifically allocated with respect to such sale, but solely to the extent that such deductions or offsets are not otherwise recovered by or reimbursed to Licensee, its Affiliates and/or its Sublicensees:

(i)
rebates, chargebacks, quantity, trade and similar discounts, credits and allowances and other price reductions granted, allowed, incurred or paid in so far as they are applied to sales of the Product;
(ii)
discounts (including cash discounts and quantity discounts), coupons, retroactive price reductions, charge back payments and rebates granted to managed care organizations or to federal, state and local governments, or to their agencies, in each case, as applied to sales of Product and actually given to customers;
(iii)
credits and allowances taken upon rejection, return or recall of the Product;
(iv)
freight and insurance costs incurred with respect to the shipment of the Product to customers, but only to the extent charged separately and invoiced to the customer;
(v)
customs duties, surcharges and other similar governmental charges (including charges for product testing required for importation) incurred in connection with the exportation or importation of the Product to the extent included in the gross amount invoiced;
(vi)
subject to Section 6.07, taxes imposed on the production, sale, delivery or use of the Product (including sales, use, excise or value added taxes but excluding income taxes), or other governmental charges levied on or measured by the billing amount when included in billing, as adjusted for rebates and refunds;
(vii)
reasonable discounts due to factoring of receivables that are incurred; and
(viii)
bad debts written off which are attributable to sales of Products, provided that the aggregated allowable deductions pursuant to this sub-clause (viii) shall not exceed [*] of the gross amount invoiced.

The methodology for calculating (i)–(viii) shall conform to P.R.C. GAAP consistently applied. No amount for which deduction is permitted pursuant to this Section shall be deducted more than once.

For the avoidance of doubt, sales between or among Licensee and its Affiliates or Sublicensees will be excluded from the computation of Net Sales, but the subsequent final sales to a Third Party by such Affiliate or Sublicensee will be included in the computation of Net Sales. For the further avoidance of doubt, gross amounts invoiced shall exclude value added taxes payable by Licensee as per Applicable Laws.

Net Sales for a Combination Product in the Territory will mean the gross amount attributable to the Combination Product less the deductions set forth in clauses (i) – (viii) above, to the extent applicable and subject to the limitations set forth above, multiplied by a proration factor that is determined as follows:

(a)
If all active pharmaceutical components of the Combination Product were sold separately, the proration factor will be determined by the formula [*];

(b)
If the Product components containing only the Licensed Compound as their Active Ingredient are sold separately from the other component(s), but the other Active Ingredient components in such Combination Product are not sold separately, then the proration factor will be determined by the formula [*];
(c)
If the Product components containing only the Licensed Compound as their Active Ingredient are not sold separately from the other component(s), but the other Active Ingredient components in such Combination Product are sold separately, then the proration factor will be determined by the formula [*]; or
(d)
If all Active Ingredient(s) of the Combination Product were not sold or provided separately, the proration factor will be determined by the Parties in good faith negotiations based on the relative value contributed by each component.
Section 1.64
“NMPA” means the National Medical Products Administration under the People’s Republic of China’s State Administration for Market Regulation, or any successor thereto. For the avoidance of doubt, the NMPA shall refer to the agency formerly known as the People’s Republic of China’s Food and Drug Administration (CFDA).
Section 1.65
“Non-Breaching Party” shall have the meaning assigned in Section 11.02(a).
Section 1.66
“Patent” means (a) any national, regional and international patents and/or patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.
Section 1.67
“Payments” shall have the meaning assigned in Section 6.07(a).
Section 1.68
“Person” means any individual, sole proprietorship, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.
Section 1.69
“Pharmacovigilance Agreement” shall have the meaning assigned in Section 4.07(a).
Section 1.70
“Pivotal Study” means a human clinical trial, or the relevant portion of such trial, in any country that is conducted in accordance with GCPs and the results of which are intended to be used as a pivotal study to establish both safety and efficacy of a Product as a basis for a BLA submitted to the FDA, the NMPA or the appropriate Regulatory Authority of such other country or Region, or that would otherwise satisfy the requirements of 21 C.F.R. § 312.21(c), or any successor regulation thereto or foreign equivalents. For the avoidance of doubt (subject to the footnote underneath the table set forth in Section 6.02 (under “Ovarian Cancer”, milestone event number 3)), a clinical trial that meets the foregoing criteria shall be deemed a Pivotal Study regardless of whether it is characterized as a “Phase III” clinical trial or otherwise (e.g., “Phase 2b,” or “Phase 2b/3”).
Section 1.71
“People’s Republic China” or “PRC” means the mainland of the People’s Republic of China, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region, and Taiwan region.
Section 1.72
“PRC GAAP” means Generally Accepted Accounting Principles of the People’s Republic of China, consistently applied.
Section 1.73
“Product” means any pharmaceutical product containing the Licensed Compound, whether alone (as the sole Active Ingredient), or as part of a Combination Product. “The Product” as used in this Agreement means any and all products that satisfy this definition.
Section 1.74
“Product-related IPR” means all Intellectual Property Rights that are discovered, invented, generated, collected, or obtained by Licensee, its Affiliates, or Sublicensees in the performance of activities conducted pursuant to this Agreement and related to the Product.
Section 1.75
“Regulatory Approval” means, with respect to the Product in any Region any approval by the applicable Regulatory Health Authority to market and sell the Product in such Region, including, where applicable, pricing or reimbursement approval in such Region.
Section 1.76
“Regulatory Authority” means any court or government body, whether national, supra- national, federal, state, local, foreign or provincial, including any political subdivision thereof, including any department, commission, board, bureau, agency, or other regulatory or administrative governmental authority or instrumentality, and further including any quasi-governmental Person or entity exercising the functions of any of these.
Section 1.77
“Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals, all correspondence submitted to or received from Regulatory Health Authorities (including minutes and official contact reports relating to any communications with any Regulatory Health Authority) and all supporting documents, including documentation arising in the course of all clinical studies and tests, in each case relating to the Product, including all INDs, BLAs, Regulatory Approvals, regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.
Section 1.78
“Regulatory Health Authority” or “Regulatory Health Authorities” means any applicable national (for example, FDA or NMPA), supranational, regional, state, provincial or local regulatory health authority, department, bureau, commission, council, or other government entity regulating or otherwise exercising authority with respect to the Exploitation of Product in the Territory, including any such entity involved in the granting of Regulatory Approval for pharmaceutical products.

Section 1.79
“Remedial Action” shall have the meaning assigned in Section 4.07(b).
Section 1.80
“Review Period” shall have the meaning assigned in Section 7.07.
Section 1.81
"Safety/Efficacy Issue" means, with respect to any Product, that (a) the risk/benefit profile (based on the observation of an adverse event or otherwise) of such Product is so unfavorable that it would pose an unacceptable risk of harm in humans to Develop or Commercialize such Product, or (b) the efficacy of such Product is so minimal that it would not be commercially reasonable to continue to Develop such Product, in each case to the extent attributable to the Licensed Compound and not any other component contained in such Product or any Manufacturing-related issues.
Section 1.82
“Senior Executives” means (a) the Chief Executive Officer of Sutro and (b) the Chief Executive Officer of Licensee. A Party shall be entitled, effective upon written notice thereof to the other Party, to designate one of its other representatives having equivalent seniority and experience to replace such foregoing representative as that Party’s Senior Executive for the purpose of this Agreement.
Section 1.83
“Shortage” shall have the meaning assigned in Section 5.02.
Section 1.84
“Sublicensee(s)” shall have the meaning assigned in Section 2.02.
Section 1.85
“Supply Agreement” means Clinical Supply Agreement or Commercial Supply Agreement, as applicable.
Section 1.86
“Sutro” shall have the meaning set forth in the preamble.
Section 1.87
“Sutro Corporate Trademarks” shall have the meaning set forth in Section 1.94.
Section 1.88
“Sutro Development Data” means any [*] which data is Controlled by Sutro or its Affiliates.
Section 1.89
“Sutro Know-How” means any and all Know How relating to the Product and which is necessary or useful for Licensee to obtain Regulatory Approval of the Product in the Territory, or otherwise import, Develop, or Commercialize the Product in the Territory, which exists as of the Effective Date and during the Term and is Controlled by Sutro. Notwithstanding anything to the contrary, Sutro Know-How specifically excludes all Know-How comprising Expression Technology.
Section 1.90
“Sutro Manufacturing Information” means any and all confidential documents and information relating to the Manufacture of the Product Controlled by Sutro and/or its Affiliates.
Section 1.91
“Sutro Patents” means any and all Patents that are (a) Controlled by Sutro or any of its Affiliates as of the Effective Date or at any time during the Term, and (b) necessary or reasonably useful for Licensee to import, Develop and Commercialize the Product in accordance with this Agreement, including without limitation the following: (a) patent applications and patents set forth in Exhibit A; (b) divisions, continuations, continuations-in-part, renewals, and substitute applications of any patent applications described in (a); (c) patents that may issue from any patent applications described in (a) or (b); (d) reissues, reexaminations, and extensions or restorations of patents described in (a) or (c) by existing or future extension or restoration mechanisms, including without limitation, patent restoration and supplementary protection certificates or the equivalent thereof; and € any other form of government-issued right in the Territory substantially similar to any of the foregoing. Notwithstanding anything to the contrary, Sutro Patents specifically exclude any patent applications or patents claiming or covering any processes for manufacture of Product or Expression Technology.
Section 1.92
“Sutro Product Trademarks” shall have the meaning set forth in Section 1.94.
Section 1.93
“Sutro Technology” shall mean, for purposes of this Agreement, the Sutro Know-How, Sutro Manufacturing Information, Sutro Patents, and Sutro Trademarks.
Section 1.94
“Sutro Trademarks” means the Trademarks to the extent Controlled by Sutro or its Affiliates in the Territory as of the Effective Date or during the Term and that are (a) specific to and only used with Product (the “Sutro Product Trademarks”) or (b) used in connection with, but are not specific to or used exclusively with, the Product (the “Sutro Corporate Trademarks”), each of (a) and (b) solely to the extent set forth in Exhibit E.
Section 1.95
“Target Indication” means a [*], for which a separate Regulatory Approval is required. For the avoidance of doubt, a different line of therapy or combination therapy will not be deemed a separate and distinct neoplasm.
Section 1.96
“Tasly Development Data” means any [*], which data is Controlled by Tasly or its Affiliates.
Section 1.97
“Tax” means any form of tax or taxation, levy, duty, charge, social security charge, contribution or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed by, or payable to, a Tax Authority.
Section 1.98
“Tax Authority” means any government, state or municipality, or any local, state, federal or other fiscal, revenue, customs, or excise authority, body or official anywhere in the world, authorized to levy Tax.
Section 1.99
“Term” shall have the meaning assigned in Section 11.01.
Section 1.100
“Territory” means the People’s Republic of China, Hong Kong Special Administrative Region, Macao Special Administrative Region, and Taiwan region (each of which for purposes of this Agreement shall each be deemed a “Region”).
Section 1.101
“Third Party” means any Person other than Sutro, Licensee, or their respective Affiliates.
Section 1.102
“Third Party Claims” shall have the meaning assigned in Section 12.01(a).

Section 1.103
”Third Party Compensation” shall have the meaning assigned in Section 6.04(d).
Section 1.104
“Trademark” means any trademark, applications to register trademarks, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing.
Section 1.105
“Trademark License Agreement” shall have the meaning assigned in Section 2.06(b).
Section 1.106
“Trade Secret” means information, including but not limited to formulae, techniques, conditions, reagents, processes, or methods, that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
Section 1.107
“Upstream Agreement” means that certain license agreement by and between Sutro and The Board Of Trustees of the Leland Stanford Junior University, dated October 3, 2007, as may be amended from time to time.
Section 1.108
“U.S. GAAP” means United States Generally Accepted Accounting Principles, consistently applied.
Section 1.109
“Valid Claim” means (a) a claim of an issued and unexpired Patent within the Sutro Patents that has not been held unpatentable, invalid, or unenforceable by a court or other government agency of competent jurisdiction in an unappealable decision or has not been admitted to be invalid or unenforceable through disclaimer, or otherwise or (b) a claim of a pending patent application within the Sutro Patents that (i) has not been abandoned, finally rejected or expired without the possibility of appeal or re-filing and (ii) [*].
Section 1.110
“Withholding Income Tax” shall mean the aggregate withholding of income tax required and levied by applicable Tax Authorities in the Territory.
Section 1.111
“Written Disclosure” shall have the meaning assigned in Section 10.02.
Section 1.112
Construction. Except where the context requires otherwise, whenever used in this Agreement, the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or”. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term. The article, section, and subsection headings contained in this Agreement are for the purposes of convenience only and are not intended to define or limit the contents of such articles, sections, and subsections. The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.

Article 2

GRANT OF RIGHTS AND LICENSES; EXCLUSIVITY
Section 2.01
License to Licensee.
(a)
Subject to the terms, conditions and limitations set forth in this Agreement, including without limitation the provisions in Section 2.03 below, Sutro hereby grants to Licensee: (i) an exclusive (including with regard to Sutro and its Affiliates), royalty-bearing license during the Term to import, sell, offer for sale, Develop, and Commercialize, including without limitation repackage and have repackaged Products in the Field in the Territory, with the right to grant sublicenses solely in accordance with Section 2.02 below, under Sutro Know-How and Sutro Patents (but specifically excluding Sutro Manufacturing Information and any aspects of the Sutro Patents related thereto ). For the avoidance of doubt, the license granted in this Section 2.01 does not include the right to (i)[*] (ii)[*], or (iii)[*] .
(b)
Subject to the terms, conditions and limitations set forth in this Agreement, Licensee shall have the right to engage and appoint service providers, at its own discretion for the sole purpose of conducting clinical development, obtaining Regulatory Approval or import authorization, importing, and/or transportation services (but excluding any distribution and promotional activities) in relation to the Product on behalf of Licensee in the Territory in accordance with this Agreement. For avoidance of doubt, the Affiliates and the Sublicensee (as defined in Section 2.02) of Licensee shall also have the right to engage and appoint service providers at its own discretion for the aforementioned purposes. These service providers shall be bound by obligations of confidentiality that are no less restrictive than those contained in this Agreement and provisions sufficient to ensure that any Product-Related IPR developed by such service providers within the scope of their engagement will be fully assigned to Licensee. Licensee shall remain liable for any action or failure to act by any service provider if such action or failure to act by the service provider would have constituted a breach of this Agreement if such action or failure were committed by Licensee.
Section 2.02
Sublicenses. Licensee shall have the right to grant sublicenses under the license granted to Licensee under Section 2.01 in each case only upon prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of Sutro and subject to the remainder of Section 2.02, provided that Licensee may grant sublicenses to its Affiliates without prior written notice to Sutro so long as such Affiliate remains an Affiliate of Licensee. Where Licensee or its Affiliates grants such sublicense to a Person that is not an Affiliate of Licensee, such Person shall be a “Sublicensee” for the purposes of this Agreement, and any Person to which a Sublicensee grants a further sublicense shall also be a Sublicensee; provided, however, that any Person that is engaged and appointed by Licensee, its Affiliates and/or Sublicensees as a service provider pursuant to Section 2.01(b) solely to enable such Person to provide such services shall not be a “Sublicensee” for purposes of this Agreement. Licensee, its Affiliates and its Sublicensees shall ensure that all Persons to which they grant sublicenses (a) comply with all terms and conditions of this Agreement, and, without limiting the foregoing (b) are bound by obligations of confidentiality that are no less restrictive than those contained in this Agreement and provisions sufficient to ensure that any Product-Related IPR developed by them will be fully assigned to Licensee, (c) agree to comply with 4.06(c) to the same extent Licensee is obligated thereunder, and (d) do not have the right to grant further sublicenses. Within [*] days after the execution of each sublicense agreement, Licensee shall provide to Sutro a copy of such each agreement (which may be redacted to remove any sensitive information not necessary for Sutro to verify its compliance with the terms of this Agreement). Licensee shall remain liable for any action or failure to act by any Sublicensee under the licenses granted in Section 2.01 by Licensee, its Affiliates or its Sublicensees, if such action or failure to act by the Sublicensee would have constituted a breach of this Agreement if such action or failure were committed by Licensee. In the event of early termination of this Agreement, all sublicenses granted to Sublicensees in accordance with the terms hereof shall automatically be revoked without any further action on the part of Sutro.
Section 2.03
Rights Retained by Sutro. Notwithstanding the foregoing, Sutro hereby expressly retains (on behalf of itself and its Affiliates) (a) all rights to any Sutro Know-How and Intellectual Property Rights, including the Sutro Manufacturing Information, related to the Manufacture of the Product (which rights are excluded from the license grant in Section 2.01), (b) the right under the Sutro Technology to conduct global studies with respect to the Product in accordance with this Agreement, and (c) all exclusive rights under the Sutro Technology to Develop, Manufacture, Commercialize and otherwise exploit the Product outside of the Territory, whether within or outside of the Field. For clarity, this Section 2.03 shall not be construed to limit Licensee’s rights under Section 5.02(b).
Section 2.04
No Implied Rights; Negative Covenant. This Agreement confers no right, license, or interest by implication, estoppel, or otherwise under any Patents, Know-How, or other Intellectual Property Rights of either Party except as expressly set forth in this Agreement. Each Party hereby expressly retains and reserves all rights and interests with respect to Patents, Know-How, or other Intellectual Property Rights not expressly granted to the other Party hereunder. Without limiting the generality of the foregoing, no license or other rights are granted to Licensee under this Agreement to any pharmaceutical compositions claimed or disclosed in any Sutro Patents other than the Product. Licensee shall not, and shall not permit any of its Affiliates or Sublicensees to, practice any Intellectual Property Rights licensed to it by Sutro outside the scope of the licenses granted to it under this Agreement.
Section 2.05
Non-Compete. Upon the Effective Date and throughout the Term, Licensee shall not, and shall ensure that its Affiliates and Sublicensees do not, engage in, independently or for or with any Third Party, any research, development, manufacture or commercialization of any Competitive Product. In the event that Licensee and/or any of its Affiliates undergoes an acquisition of or merger with a Third Party, which will become an Affiliate of Licensee immediately after closing of such acquisition or merger transaction, and such Third Party is engaging in the development and/or commercialization of any Competitive Products at the time of such transaction, Licensee will notify Sutro immediately after the closing of such transaction to initiate a discussion with Sutro and suspend the development and/or commercialization of such Competitive Products unless and until the Parties reach an agreement on this competitive business during or after such discussion with Licensee in good faith. Notwithstanding the above, in the event that an Affiliate of Licensee is (a)[*] ; or (b)[*] .
Section 2.06
Trademark Rights.
(a)
Sutro Trademarks. Subject to the terms, conditions and limitations set forth in this Agreement, Sutro hereby grants to Licensee a royalty-free exclusive license to use Sutro

Trademarks, including Sutro Product Trademarks and (solely upon Sutro’s prior written consent in each case, which consent shall not be unreasonably withheld) Sutro Corporate Trademarks, solely in connection with the Commercialization of the Product in the Territory. All representations and uses of Sutro Trademarks that Licensee intends to use will first be submitted to Sutro for approval, such approval not to be unreasonably withheld. Sutro will have [*] to review the representation and uses of the Sutro Trademarks. If Sutro does not provide written notice of its approval or disapproval (together with its reasons for such disapproval) within such [*] period, Sutro will be deemed to have approved such representation.
(b)
In connection with the license granted to Licensee under the Sutro Trademarks as provided in Section 2.06(a), Sutro and Licensee agree that either they or their respective Affiliates will, within [*] after the Effective Date or otherwise agreed by both Parties, negotiate in good faith the terms of a “Trademark License Agreement”, which shall not be inconsistent with the terms and conditions of this Agreement, including this Section 2.06, and shall be filed with the appropriate governmental body in the Territory if required under Applicable Laws.
(c)
Notwithstanding the above, Licensee shall have the right to select its own Trademarks and/or apply for new Trademarks in its own name, at its own discretion, to be used for the Commercialization of the Product in the Territory (the “Licensee Trademarks”). Licensee shall solely bear the full costs and expense of and be responsible for filing, prosecuting and maintaining all the Licensee Trademarks. Licensee shall, at its sole discretion, protect, defend, and maintain each Licensee Trademark for use with Product in the Territory, and all registrations therefor.
(d)
Licensee shall be responsible for and have the discretion in determining the design and procurement of all packaging (non-commercial and commercial) and labeling of the Product.
Article 3

GOVERNANCE
Section 3.01
Alliance Manager. Within [*] of the Effective Date, each Party will identify and notify the other Party of a representative to act as its informal liaison under this Agreement (the “Alliance Manager”). The Alliance Managers will serve as the primary contact points between the Parties regarding the activities contemplated by this Agreement. The Alliance Managers may facilitate the flow of information and otherwise promote communication, coordination and collaboration between the parties, providing single point communication for seeking consensus both internally within each Party’s organization, including facilitating review of external corporate communications, and raising potential disputes in a timely manner. Each Party may change its Alliance Manager by written notice to the other Party.
Section 3.02
Joint Steering Committee. Within [*] of the Effective Date, the Parties shall establish a Joint Steering Committee (the “JSC”). Each Party can designate three representatives as the members to the JSC, and such initial members to be nominated by the Parties and listed at Exhibit C herein. Such representatives shall be individuals suitable in seniority and experience and having delegated authority to make decisions of the JSC with respect to matters within the scope of the JSC’s responsibilities. The JSC shall operate in accordance with the provisions of Section 3.03 to Section 3.07, and shall have no authority to alter, amend or waive the terms and conditions of this Agreement, including any payment conditions or terms, periods of performance, or obligations of the Parties. A Party may change one or more of its representatives serving on the JSC at any time upon written notice to the other Party; provided that such replacement is of comparable authority and scope of functional responsibility within that Party’s organization as the person he or she is replacing. At its meetings, the JSC shall discuss the matters described below and such other matters as are reasonably requested by either Party’s Alliance Manager. The JSC shall remain in effect as from its establishment through the Term.
Section 3.03
Responsibilities of JSC. Except as specifically provided in this Agreement, the role of the JSC shall be advisory in nature, with the main purpose of serving as a forum for the sharing of information and facilitating communications between the Parties regarding Development and Commercialization activities conducted hereunder, including by keeping Sutro reasonably informed and updated regarding (i) the status of Development and Commercialization, (ii) results from any clinical trials, (iii) any adverse events, and (iv) material correspondence with a Regulatory Authority. Subject to Section 3.07, the responsibilities of the JSC will be to:
(a)
review and approve the Development strategy and the Development Plan for the Product in the Territory;
(b)
review and advise on the Commercialization Plan ;
(c)
ensure harmonization of the Product Development and regulatory strategy in the Territory with Sutro’s global development and commercialization strategy (for clarity, Sutro shall have no obligation to conduct any global study for the Product);
(d)
review and discuss matters that may have a Material Adverse Impact;
(e)
oversee and advise on all pre-clinical and/or clinical Development activities proposed to be conducted with respect to the Product;
(f)
review and discuss the protocols for each clinical trial of Product proposed to be conducted in the Territory;
(g)
facilitate and approve the exchange of Product-related data and information between the Parties;
(h)
facilitate and approve the clinical trial data publication strategy for trials conducted in the Territory; and
(i)
oversee the implementation of, and the coordination between the Parties of activities to be performed under the Development Plan, Pharmacovigilance Agreement, Supply Agreement, and any other written agreement between the Parties with respect to the subject matter hereof.
(j)
perform such other functions as are specifically designated for the JSC in this Agreement.
Section 3.04
Co-Chairs. Each Party shall designate one of its representatives on the JSC to co-chair the meetings for the JSC (each, a “Co-Chair”). The Co-Chairs shall, through and with the assistance of the Alliance Managers, coordinate and prepare the agenda for, and ensure the orderly conduct of, the meetings of the JSC. The Co-Chairs shall, through and with the assistance of the Alliance Managers, solicit agenda items from the JSC members and provide an agenda, along with appropriate information for such agenda, reasonably in advance of any meeting. Such agenda shall include all items requested by either Co-Chair for inclusion therein. In the event the Co-Chairs or another JSC member from either Party is unable to attend or participate in a meeting of the JSC, the Party whose Co-Chair or member is unable to attend may designate a substitute co-chair or other representative for the meeting.
Section 3.05
Meetings. The JSC shall meet at least quarterly, or more or less frequently if determined by the JSC, during the period in which Licensee is Developing the Product in the Territory, and JSC meetings can be called at other times by agreement between the Parties for any reason. JSC meetings may be conducted by telephone, videoconference or in person. Any in-person JSC meetings shall be held on an alternating basis between Sutro’s and Licensee’s facilities, unless otherwise agreed by the Parties. Each Party shall be responsible for the cost of such Party’s own personnel and for its own expenses in attending such meetings and carrying out the other activities contemplated under this Article 3. As appropriate, the JSC may invite a reasonable number of non-voting employees, consultants and scientific advisors to attend its meetings as non-voting observers; provided, that such invitees are bound by confidentiality obligations at least as stringent as the provisions set forth herein. Each Party may also call for special meetings of the JSC to discuss particular matters requested by such Party. The Alliance Managers shall provide the members of the JSC with no less than [*] notice of each regularly scheduled meeting and, to the extent reasonably practicable under the circumstances, no less than [*] notice of any special meetings called by either Party.
Section 3.06
Minutes. Minutes will be kept of all JSC meetings, with the minutes for each JSC meeting to be the responsibility of the Co-Chair (or his or her designees) of the Party that is hosting such meeting, unless otherwise agreed by the Parties. Draft meeting minutes shall be sent to all members of the JSC by e-mail for review and approval within [*] after each such meeting. Minutes will be deemed approved unless any member of the JSC objects to the accuracy of such minutes by providing written notice to the other members of the JSC prior to the next meeting. Minutes shall [*]. In the event of any objection to the minutes that is not resolved by mutual agreement of the Parties, such minutes will be amended to reflect such unresolved dispute.
Section 3.07
Decision Making of JSC. Decisions of the JSC shall be made by unanimous vote, with each Party’s representatives on the JSC collectively having one vote. Any matter which the JSC is unable to resolve [*] within [*] shall be referred to the Parties’ Senior Executives as set forth in Section 13.01, provided, however that if the Senior Executives are unable to resolve such matter as set forth in Section 13.01, then: (i) if the matter relates to global Development (including Development activities in the Territory as a part of a global development plan) of the Product, or could otherwise result in a Material Adverse Impact, Sutro shall have the final decision and (ii) [*] Licensee shall have the final decision. In no event shall either Party be permitted to use its decision making authority under this Section 3.07 to supersede its diligence obligations under this Agreement, and each Party’s final decision shall comply with the Applicable Law.
Article 4

GENERAL PROVISIONS ON DEVELOPMENT AND COMMERCIALIZATION

Section 4.01
Record Keeping. Each Party shall maintain, or cause to be maintained, records of its activities under this Agreement [*], to the extent related to the Development of the Product in the Territory, which shall be complete and accurate [*].
Section 4.02
Development Plan. Licensee shall be responsible for providing to the JSC for approval reasonably detailed plans specifying the Development activities, including clinical trials and regulatory submissions, planned for the Product in the Territory with respect to each Indication for which it is seeking Regulatory Approval, and the timelines for achieving such activities (the “Development Plan”); provided, however, that an initial draft of the Development Plan is attached hereto as Exhibit D. Such initial Development Plan shall be non-binding and may be adjusted according to the liaisons with the Regulatory Authorities in the United States and/or in the Territory, but the subsequent Development Plans provided by Licensee shall be guided by the initial Development Plan, adjusted and finalized according to the approval (or consent in case of no formal approval) of the pivotal clinical trial design by the Regulatory Authorities in the US and in the Territory. Sutro shall have the right to comment, and the Parties shall discuss in good faith, prior to the submission of the Development Plans to the JSC for approval. From time to time, but at least every [*], Licensee shall propose updates or amendments to the Development Plan in consultation with Sutro to reflect changes in the plans, including timelines for activities therein. Thereafter, Licensee shall submit the proposed updated or amended Development Plan to the JSC for review and approval.
Section 4.03
Conduct of Certain Development Activities. Subject to the terms of the Agreement, Licensee shall have the sole right and responsibility for the Development of the Product in the Field throughout the Territory, including the conduct of clinical trials and other Development studies, at its own cost and expense; provided, however, Sutro may sponsor or co-sponsor such clinical studies with respect to the Product pursuant to Applicable Laws as part of a global development plan, in which case Sutro shall use Commercially Reasonable Efforts to cooperate with Licensee to conduct such clinical trials in the Territory. Licensee may support Sutro’s global development of Product by conducting certain Development activities in the Territory as reasonably requested by Sutro, provided that for any such Development activities conducted at Sutro’s request but not required for obtaining the Regulatory Approvals in the Territory (and provided that no resulting data is used for obtaining the Regulatory Approvals in the Territory), Sutro shall reimburse Licensee for all the costs and expenses associated therewith. Any Development activities to be performed by Licensee that relate to Sutro’s global development of the Product may be included in the Development Plan.
Section 4.04
Diligence Obligations.
(a)
Licensee shall use Commercially Reasonable Efforts in accordance with the Development Plan [*] to carry out its activities under this Agreement to Develop (in accordance with the Development Plan) and Commercialize the Product in the Territory. For the avoidance of doubt, upon the execution of this Agreement, Licensee shall be responsible for preparing [*] all Development and Commercialization activities required for commercial success of the Product in the Territory, including but not limited to the following activities:
(i)
prepare the subsequent Development Plan contemplated by Section 4.02 above within [*] of the Effective Date;

(ii)
prepare a preliminary Commercialization Plan contemplated by Section 4.09 hereunder no later than [*] prior to the anticipated date of filing of the first BLA or Drug Approval Application for the Product in the Territory;
(iii)
obtain the first informed consent of the first patient for the first clinical trial for the Product in the Territory within [*] of obtaining all regulatory clearances required under Applicable Laws to commence such trial, including but not limited to, IND clearance, hospital ethics committee approval and Human Genetic Resources Administration of China approval.
(iv)
make timely regulatory submissions and filings in the Territory as is customary with industrial practices in the Field in the Territory; and
(v)
within [*] following receipt of the Regulatory Approval (excluding reimbursement approvals) for the Product in the Field in the PRC, effect the First Commercial Sale of such Product in the PRC, except to the extent [*] or is due to circumstances beyond the reasonable control of Licensee.
Section 4.05
Reports of Development Activities. Licensee shall prepare and provide reports on the Development activities of the Product undertaken by it in the Territory at each meeting of the JSC. [*] In addition, as reasonably requested by Sutro, Licensee shall, at its own expense, make appropriate scientific and regulatory personnel available at JSC meetings to brief the JSC on Development activities conducted by Licensee. All of the documentation described in this Section 4.05 shall be provided to Sutro in English.
Section 4.06
Regulatory Matters.
(a)
Sutro acknowledges that Applicable Laws may require that the Product be registered through the imported drug pathway of the NMPA, and Sutro or its designated agent, as the marketing authorization holder in the United States, be the marketing authorization or imported drug license holder of the Product in the Field in the Territory. Notwithstanding the foregoing sentence, however, Sutro shall not have any right to Commercialize the Product in the Field in the Territory, which have been granted to Licensee under Section 2.01. In the event Sutro is no longer required under Applicable Laws to be the marketing authorization or imported drug license holder in the Territory, then Sutro shall promptly transfer the marketing authorization or imported drug license to Licensee (and Licensee shall accept such transfer) and shall not require Licensee to make additional payment on such transfer, except that Licensee shall promptly reimburse Sutro for any and all reasonable expenses ([*]) that Sutro may incur in being and transferring to Licensee the marketing authorization or imported drug license in the Territory.
(b)
Subject to the terms and conditions of this Agreement, Licensee will be responsible, at its sole cost and expense, for all regulatory activities leading up to and including the submitting and obtaining of INDs, Regulatory Documentation, Regulatory Approvals, for the Products in the Field in the Territory from Regulatory Authorities in the Territory, provided that, Licensee will conduct such activities (and any and all regulatory activities delegated to Licensee in this Agreement) (1) in its own name, if Licensee is the holder and legal and beneficial owner of the INDs, Regulatory Documentation, and Regulatory Approvals for the Product in the Field in

the Territory, or (2) as the express and authorized regulatory agent of record for Sutro in the Field in the Territory (unless a mutually agreed upon CRO has been appointed to perform such function as set forth in Section 4.06(d)), if Sutro is the legal and beneficial owner of the INDs, Regulatory Documentation, and Regulatory Approvals for the Product in the Field in the Territory, under which situation such actions will be taken on behalf of Sutro and for the benefit of Licensee in the Field in the Territory.
(c)
Licensee shall use Commercially Reasonable Efforts, on behalf of Sutro (if applicable), to apply for the Regulatory Approval for the Product in the Territory for all Indications specified in the Development Plan. Licensee shall be responsible for (i) preparing, translating, filing and submitting all Regulatory Documentation related to the Product with the applicable Regulatory Health Authority(ies) in the Territory, including all applications for Regulatory Approval, at its own cost, (ii) as soon as reasonably practicable, providing to Sutro the English translation of such Regulatory Documentation submitted, to the extent such Regulatory Documentation is not translated from materials provided by Sutro, at its own cost, and (iii) providing to Sutro all correspondence with Regulatory Health Authority(ies) in the Territory (each of the foregoing translated in English), at its own cost. Licensee shall also be responsible for providing, in the format required by the applicable Regulatory Health Authorities, the data and information required to be submitted to such Regulatory Health Authorities for Regulatory Approval of the Product in the Territory, including without limitation data from all clinical trials in the Territory.
(d)
As soon as reasonably practicable following the Effective Date, Sutro shall[*] provide to Licensee, all reasonably necessary data and other clinical development information (including manufacturing batch records) pertaining to the Product and Controlled by Sutro, and all necessary certification documents for IND application, BLA equivalent application or Drug Approval Application in the Territory. The technical documents, including but not limited to spectrum and chromatogram derived from Chemistry, Manufacturing, and Controls (CMC) (excluding, for clarity, data pertaining to Expression Technology), preclinical or clinical studies, provided by Sutro shall be in CTD or eCTD format. Upon request by the applicable Regulatory Health Authorities, Sutro shall also provide, if applicable, available specification validation samples and reference standards for the Product. In addition, to the extent necessary for Licensee to obtain Regulatory Approval of a Product in the Territory, [*]. Notwithstanding the above, if allowed under Applicable Laws, any access by any Regulatory Health Authority to any information relating to Expression Technology shall be provided via (i) a right of reference to a drug master file (or DMF) (or its equivalent in the applicable Region in the Territory) filed by Sutro in the applicable Region in the Territory or (ii) directly to a Regulatory Health Authority by Sutro [*].
(e)
Sutro shall use Commercially Reasonable Efforts to attend all meetings or hearings where Sutro’s presence is specifically requested by the applicable Regulatory Authority, by telephone, videoconference or (if requested by such Regulatory Authority) in person, provided that Licensee shall [*]. In addition, Sutro acknowledges that the NMPA generally requires applicants to provide responses to its questions and requests within [*], and shall provide Licensee with all reasonable assistance in responding to questions and requests raised by NMPA and other Regulatory Health Authorities within the required timeframe.

(f)
Licensee shall report to Sutro regarding the status of each pending or proposed IND application, BLA equivalent application or Drug Approval Application covering the Product in the Territory. Licensee shall as soon as reasonably practicable furnish Sutro with English language copies of all substantive correspondence Licensee has had with any Regulatory Health Authority, and contact reports concerning substantive conversations or substantive meetings with any Regulatory Health Authority, in each case relating to any such IND, BLA equivalent or Drug Approval Application.
(g)
Licensee shall be responsible for [*], ensuring the accuracy and fidelity of the translation, of any and all documents provided to Regulatory Health Authorities and/or Sutro, as applicable, under this Section 4.06.
(h)
Each Party (i) hereby grants to the other Party and its Affiliates a right of reference to all Regulatory Documentation and, Regulatory Approvals Controlled by the first Party and its Affiliates and (ii) will provide to the other Party with access to the Development Data Controlled by the first Party or its Affiliates, in each case under (i) and (ii) to the extent necessary or useful for the Development, Manufacture, Commercialization or other exploitation of the Product in the Field in the other Party’s territory, subject in each case to the last sentence of Section 4.06(d). The receiving Party and its Affiliates (A) shall have the right to use such Regulatory Documentation, Regulatory Approvals and Development Data only in connection with the Development, Manufacture, Commercialization or other exploitation of the Product in the Field in such Party’s territory, and (B) may sublicense the rights granted to it under this Section 4.06(h) to its licensees (in the case of Sutro) or Sublicensees (in the case of Tasly), provided that such licensees or Sublicensees have granted to Sutro and Tasly a reciprocal, sublicensable right with respect to the Regulatory Documentation, Regulatory Approvals and Development Data of such licensees and Sublicensees, as applicable. Each Party shall use reasonable efforts to obtain the consent of its licensees (in the case of Sutro) and Sublicensees (in the case of Tasly) to grant to the other Party and its Affiliates the rights described above with respect to the Regulatory Documentation, Regulatory Approvals and Development Data of such licensees and Sublicensees, as applicable.
Section 4.07
Adverse Event Reporting and Product Recall; No Material Adverse Impact
(a)
Each Party agrees to provide the other Party with the necessary safety information required by Regulatory Health Authorities to comply with Applicable Laws. Sutro will hold the safety database for the Product and Licensee will provide safety information as required by Applicable Laws, in a timely manner, subject to a reasonable cost sharing arrangement to be agreed-upon in the Pharmacovigilance Agreement (as defined below). [*] following the Effective Date, but no later than [*] after the Effective Date or otherwise agreed by both Parties, the Parties will enter into a detailed pharmacovigilance agreement (the “Pharmacovigilance Agreement”), governing, among other things, appropriate adverse event reporting procedures and pharmacovigilance responsibilities of the Parties relating to Product and reflecting the provisions set forth above in this Section 4.07(a).
(b)
Each Party will notify the other Party [*] (in any event within [*]), if it obtains information indicating that any Product could reasonably expected to be subject to any recall, corrective action or other regulatory action taken by virtue of Applicable Laws (a “Remedial

Action”). The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Licensee shall, and shall ensure that its Affiliates and Sublicensees will, maintain adequate records to permit the Parties to trace the packaging, labeling, distribution, sale and use (to the extent possible) of the Product in the Territory. Licensee shall have sole discretion and responsibilities with respect to any matters relating to any Remedial Action in the Territory, including the decision to commence such Remedial Action and the control over such Remedial Action in the Territory; provided, however, if Sutro determines in good faith that any Remedial Action with respect to any Product in the Territory should be commenced or is required by Applicable Laws or Regulatory Authority, (a) Sutro shall discuss such Remedial Action with Licensee and (b) Licensee shall carry out such Remedial Action upon Sutro’s request. Each Party shall provide the other Party with such assistance in connection with a Remedial Action as may be reasonably requested by such other Party. The Party responsible for the related loss, damage, adverse effects, accidents or product liability of any kind whatsoever shall be determined according to the circumstances of the event, including but not limited to: (i) defective quality of Product, (ii) inaccurate advertising, (iii) marketing issues, (iv) improper storage, and (v) infringement, and shall be responsible for and cover all costs and expenses associated with the Remedial Action.
(c)
Licensee will [*] notify Sutro any communication or correspondence with any Regulatory Authority that, to its knowledge, may affect the Development, Manufacture or Commercialization of the Product in the Field outside the Territory. Without limiting the foregoing, in the event that any Development, Manufacture or Commercialization activities hereunder (whether by Licensee, its Affiliates or their respective Sublicensees) could, to Licensee’s knowledge, cause any material delay or material negative consequences on the Development, Manufacture or Commercialization of the Product in or outside the Field anywhere in the world including outside of the Territory (“Material Adverse Impact”), Licensee will [*] notify the JSC of any such activities, and the matter shall be resolved as set forth in Section 3.07. Without limiting the foregoing, unless the Parties otherwise agree in writing: (a) Licensee shall not communicate with any Regulatory Authority having jurisdiction outside the Territory, unless so ordered by such Regulatory Authority, in which case Licensee shall promptly notify Sutro of such order; and (b) Licensee shall not submit any Regulatory Documentation or seek Regulatory Approvals for the Product outside the Territory.
Section 4.08
General Provisions Regarding Commercialization.
(a)
Licensee will control and perform, itself or through its Affiliates, or Sublicensees, the Commercialization of the Product throughout the Territory and, as a result, shall be obligated and responsible for using Commercially Reasonable Efforts to carry out such Commercialization in accordance with the Commercialization Plan (as defined below). Except to the extent otherwise described in this Agreement, Licensee will be solely responsible for, and will bear all costs relating to, the Commercialization of the Product in the Territory.
(b)
Sutro shall use Commercially Reasonable Efforts to support Licensee’s post-approval regulatory activities with respect to the Product in the Territory, including those necessary to maintain Regulatory Approvals in the Territory, as reasonably requested by Licensee at Licensee’s cost (provided that internal FTE costs incurred by Sutro shall only be reimbursed to the extent the time cap in Section 4.12 is exceeded).

Section 4.09
Commercialization Plan. Licensee shall be responsible for providing to the JSC for review a [*] plan specifying the major Commercialization activities, including revenue targets and regional price strategy, planned for the Product in the Territory with respect to each Indication for which it is seeking Regulatory Approval, and the timelines for achieving such activities (the “Commercialization Plan”). Licensee shall deliver an initial draft of the Commercialization Plan to Sutro for Sutro’s review no later than [*] prior to the anticipated date of filing of the first BLA or Drug Approval Application for the Product in the Territory. Sutro shall have the right to comment prior to the submission of the Commercialization Plan to the JSC for review. Thereafter, from time to time, but at least every [*], Licensee shall propose updates or amendments to the Commercialization Plan in consultation with Sutro to reflect changes in the plans, including those in response to changes in the marketplace, relative commercial success of the Product, and other relevant factors that may influence such plan and activities. Licensee shall submit the proposed updated or amended Commercialization Plan to the JSC for review.
Section 4.10
Reports of Commercialization Activities. For each Calendar Year following the first Regulatory Approval of the Product in the Territory, Licensee shall provide to Sutro [*] a written report that summarizes the Commercialization activities performed by or on behalf of Licensee, its Affiliates and Sublicensees in the Territory since the prior report by Licensee. Such report shall contain sufficient detail to enable Sutro to assess Licensee’s compliance with its Commercialization obligations in Section 4.08. Such reports shall be Confidential Information to Licensee pursuant to Article 7. Licensee shall provide updates to any such reports at JSC meetings, as necessary, including quarterly updates on the progress toward achieving Sales Milestones Events under Section 6.03.
Section 4.11
No Diversion. Each of Sutro and Licensee hereby covenants and agrees that (a) it shall not, and shall ensure that its Affiliates, subcontractors and (sub)licensees shall not, directly or indirectly, promote, market, distribute, import, sell or have sold the Product, including via internet or mail order, outside its territory; (b) with respect to any country or region outside its territory, it shall not, and shall ensure that its Affiliates, subcontractors and (sub)licensees shall not: (i) unless otherwise agreed by the Parties in writing, establish or maintain any branch, warehouse or distribution facility for Product in such countries (except, in the event such Party is Licensee, Licensee shall have the right to maintain one or more warehouses outside the Territory solely to support the packaging and labelling activities of the Product by Licensee or its Affiliates outside the Territory and, in the event such Party is Sutro, Sutro shall have the right to maintain one or more warehouses in the Territory solely to support its retained rights provided under Section 2.03), (ii) engage in any advertising or promotional activities relating to Product that are directed primarily to customers or other purchaser or users of Product located in such countries, (iii) solicit orders for Product from any prospective purchaser located in such countries, or (iv) sell or distribute Product to any Person in such Party’s territory who, to the knowledge of such Party (following reasonable inquiry), intends to sell or has in the past sold Product in such countries; (c) if a Party receives any order for any Product from a prospective purchaser reasonably believed to be located in a region or country outside its territory, such Party shall promptly refer that order to the other Party, and such Party shall not accept any such orders; (d) neither Party shall deliver or tender (or cause to be delivered or tendered) Product into a country or region outside its territory, except that Sutro shall have the right to do so solely to support its retained rights provided under Section 2.03, and € each Party shall not, and shall ensure that its Affiliates and their respective subcontractors and sublicensees shall not, knowingly restrict or impede in any manner the other

Party’s exercise of its rights to Commercialize the Product in the other Party’s territory. For the purpose of this Agreement, Licensee’s territory shall mean the Territory and Sutro’s territory shall mean all countries and regions outside the Territory.
Section 4.12
Limitation on Sutro’s Obligations. The Parties acknowledge and agree that, notwithstanding anything to the contrary hereunder, Sutro’s obligation to provide any form of assistance to Licensee under this Article 4 (including under Sections 4.06 and 4.08(b)) shall be subject to the following: (a) Sutro will provide such assistance [*] until the [*] , (b) thereafter, Sutro will provide such assistance [*] for up to [*] annually, (c) Sutro will provide any such additional assistance, upon Licensee’s reasonable request in each case, at the then-applicable Sutro’s FTE rate, and (d) [*] by Sutro in connection with the activities under the foregoing sub-clauses (a)-(c) shall be [*] reimbursed by Licensee.

Article 5

SUPPLY
Section 5.01
Supply.
(a)
Sutro shall be responsible for supplying Product to Licensee to allow Licensee to conduct its Development and Commercialization activities in the Territory under this Agreement, as the Parties shall agree to in separate supply agreements. Within [*] of the execution of this Agreement, the Parties will negotiate and agree in good faith the terms of, and will enter into, a full, separate manufacturing and supply agreement, covering supplies of Product for the clinical trials in the Territory (the “Clinical Supply Agreement”). No later than [*] prior to the anticipated first Regulatory Approval of the Product in the Territory, and within [*] following Licensee’s written request, the Parties will either revise or enter into a new manufacturing and supply agreement, covering ordering and supplies for Commercialization purposes in the Territory (the “Commercial Supply Agreement”). The Clinical Supply Agreement and Commercial Supply Agreement shall provide specific terms and obligations concerning, among other things, forecasts, purchase orders, and supply of Product for the Territory, in accordance with Section 5.01(b)-(d) below, and the Clinical Supply Agreement shall include the material terms set forth on Exhibit F. The Parties shall also enter into a separate Quality Assurance Agreement (“Quality Agreement”) within [*] upon the Effective Date or otherwise agreed by both Parties. Such Quality Agreement shall define the manufacturing and supply quality responsibilities negotiated in good faith between the Parties. Sutro shall use Commercially Reasonable Efforts to ensure that any manufacturing agreement entered into with any Third Party to manufacture the Product under this Agreement contain a provision providing Licensee and its Affiliates with industry-standard indemnification, including against product liability claims.
(b)
Development Supply. For supply of Product for Development (including all clinical or regulatory supplies necessary to obtain Regulatory Approval in the Territory) in the Territory, Sutro shall supply Product to Licensee for each Indication in accordance with the Clinical Supply Agreement at a price equal to:
(i)
For Product (or components thereof) manufactured by Sutro or its Affiliates: [*] of Sutro’s Cost of Goods;

(ii)
For Product (or components thereof) sourced by Sutro from one or more CMOs: the [*] by Sutro to such CMO(s) for the manufacture and supply of such Product, and any associated third-party costs (e.g., insurance and shipping) plus a [*].
(c)
Commercial Supply. For supply of Product for Commercialization purposes, Sutro shall be responsible for supplying such Product to Licensee in accordance with the Commercial Supply Agreement at a price equal to:
(i)
For Product (or components thereof) manufactured by Sutro or its Affiliates: [*] of Sutro’s Cost of Goods; (ii) For Product (or components thereof) sourced by Sutro from one or more CMOs: the actual invoiced price paid by Sutro to such CMO(s) for the manufacture and supply of such Product, and any associated third-party costs (e.g., insurance and shipping) plus a [*].
(d)
The Commercial Supply Agreement shall specify, among other things: (i) a rolling forecast with binding periods (subject to mutually agreed upon variances); (ii) a binding purchase order requirement with a sufficient lead time for Sutro to incorporate such orders under its then-current contract manufacturing orders with the Manufacturer(s); and (iii) the Product to be supplied Ex Works (Incoterms 2020).
Section 5.02
Manufacture and Supply.
(a)
Notwithstanding anything to the contrary herein, without Sutro’s written consent, Licensee shall not (i) (except following a technology transfer in accordance with Section 5.02(b)) Manufacture or have Manufactured, itself or through an Affiliate or Sublicensee, or authorize or license any Third Party to Manufacture or have Manufactured the Product; (ii) supply any Product it receives from the Manufacturer under this Agreement to any Third Party for any Third Party use, other than Development, compassionate use or patient assistance program and Commercialization of the Product in compliance with this Agreement; or (iii) purchase any Product from any party other than the Manufacturer pursuant to the Supply Agreement.
(b)
After the Effective Date, and within [*] of Licensee’s request, the Parties shall use good faith efforts to enter into a manufacturing technology transfer agreement for the Manufacture of the Product (“Manufacturing Technology Transfer Agreement”). Under such Manufacturing Technology Transfer Agreement, Sutro shall provide to Licensee (i) all the Sutro Know-How, Sutro Manufacturing Information and any other information and documents, as well as tangible materials, including but not limited to [*] (in each case, except to the extent commercially available), in each case to the extent Controlled by Sutro and reasonably necessary for Licensee to exercise the Manufacture License (the “Manufacturing Technology”), and (ii) such technical assistance and support necessary or reasonably useful for Licensee to Manufacture, or have Manufactured by a Third Party contractor engaged by Licensee and reasonably acceptable to Sutro (“Licensee CMO”), the clinical and commercial formulation of the Product. The transfer of Manufacturing Technology to Licensee shall be free of charge, except that Licensee shall pay Sutro’s costs of the materials described under the foregoing sub-clause (i), and shall further pay Sutro’s FTE costs reasonably incurred in connection with the activities described in the foregoing sub-clause (ii). The Manufacturing Technology Transfer Agreement shall include terms providing Licensee sufficient rights to use the Manufacturing Technology, which shall not be inconsistent with the terms and conditions in this Agreement. In connection with the execution of the Manufacturing Technology Transfer Agreement, Sutro shall grant Licensee a royalty-free non-exclusive license to Manufacture or have Manufactured the Product during the Term, within the Territory, by itself or through an Affiliate or Sublicensee, or authorize or license any Third Party, under Sutro Know-How, Sutro Patents, Sutro Manufacturing Information and any aspect of the Sutro’s Intellectual Property Rights related thereto (the “Manufacture License”). Notwithstanding anything to the contrary, the Manufacture License shall not include any right to access or use any Expression Technology, and Sutro shall have no obligation to deliver to Licensee any Sutro Know-How or Sutro Manufacturing Information related to Expression Technology; provided, however, that Sutro shall provide Licensee with the cell extracts for expressing the protein as set forth in a separate supply agreement (the “Extract Supply Agreement”) under commercially reasonable terms to be separately negotiated by the Parties in good faith (it being understood that the handling fee for supplies sourced from CMOs shall not exceed [*]). [*].
(c)
[*].
Article 6

CONSIDERATION
Section 6.01
Upfront Payment. As payment for the rights and licenses granted to Licensee by Sutro under this Agreement, Licensee shall pay to Sutro a non-refundable, upfront payment of Forty Million U.S. Dollars (USD $40,000,000.00), which will be paid within the earlier of (i) [*] and (ii) [*], by wire transfer of immediately available funds denominated in U.S. Dollars to an account designated by Sutro.
Section 6.02
Development Milestone. Upon achievement by or on behalf of Licensee, its Affiliates or its or their Sublicensees of any milestone event set forth in this Section 6.02 (each, a “Development Milestone Event”), Licensee will (a) notify Sutro in writing thereof within [*] following such achievement and (b) pay Sutro each of the milestone payments set forth in the table below (each, a “Development Milestone Payment”), in each case within [*] of such achievement. Licensee shall notify Sutro in writing of the achievement of each such Development Milestone Event promptly after the occurrence thereof as set forth above, except that Sutro shall notify Licensee of the achievement of the Development Milestone Events occurring in the U.S. in accordance with the table below (i.e., [*] and [*], in each case only to the extent provided for in the table below). For purposes of this Section 6.02, “Regulatory Approval” shall be deemed to exclude pricing and reimbursement approvals.

Development Milestone Event	Development Milestone Payment
Ovarian Cancer
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]
[*]	[*]
[*]	[*]
TNBC
[*]	[*]
[*]	[*]
Fourth Target Indication (other than the 3 Target Indications set forth above)
[*]	[*]
[*]	[*]
Total	[*]

[*]

Section 6.03
Sales Milestones. During the Term, Licensee will notify Sutro in writing of its achievement of each of the sales milestones below (each, a “Sales Milestone Event”) upon the earlier of (i) within [*] after the publication of Licensee’s audited annual report for the Calendar Year in which the Sales Milestone Event has occurred , and (ii) with [*] after the end of the first Calendar Quarter following the end of the Calendar Year in which the Sales Milestone Event has occurred. Licensee will pay to Sutro each of the milestone payments set forth below [*] after such notification of achievement and after Licensee receives an invoice therefor from Sutro (each, a

“Sales Milestone Payment”). Each of the Sales Milestone Payments for Products set forth in this Section 6.03 is payable only once upon the first achievement of such Sales Milestone Event with respect to all Products, in the aggregate, and none of such Sales Milestone Payments will be payable more than once regardless of how many times such Sales Milestone Event is achieved with respect to all Products, in the aggregate.

Sales Milestone Event	Sales Milestone Payment
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
Total	[*]

Sales between Licensee, its Affiliates and Sublicensees shall not be subject to Sales Milestone Payments hereunder. Sales Milestone Payments shall be calculated on Licensee’s, its Affiliates’ and Sublicensees’ sales of the Product to a Third Party.

Section 6.04
Royalties.
(a)
Subject to the remainder of this Section 6.04 and Section 6.05, Licensee shall pay to Sutro a royalty on the Annual Net Sales of the Product in the Territory made by Licensee, its Affiliates, or its Sublicensees at the following rates:

Portion	Range of Annual Net Sales (USD)	Royalty Rate
①	[*]	[*]
②	[*]	[*]
③	[*]	[*]

Royalty for a given Calendar Year = [*]

For avoidance of doubt, each royalty rate set forth in the table above shall apply only to that portion of the Annual Net Sales in the Territory during a given Calendar Year that falls within the indicated range.

(b)
Sales between Licensee, its Affiliates and Sublicensees shall not be subject to royalties hereunder. Royalties shall be calculated on Licensee’s, its Affiliates’ and Sublicensees’ (re)sale of the Product to a Third Party.
(c)
Royalty Term. The royalty payments payable under this Section 6.04 shall be payable on [*] until the later of, on [*]: (i) the [*]; or (ii) [*] after the First Commercial Sale of the Product in such Region (the “Royalty Term”).
(d)
Third Party Blocking Patents.
(i)
Process. In the event either Party becomes aware of one or more Patents Controlled by a Third Party that such Party considers necessary to Develop, Manufacture or Commercialize the Product in the Field in the Territory (each a “Third Party Blocking Patent”), such Party will provide notice thereof to the other Party (“Blocking Patent Notice”), and Sutro will have the first right to obtain a license to the applicable Third Party Blocking Patent(s) from such Third Party. In the event Sutro or any of its Affiliates obtains a license to such Third Party Blocking Patent(s) such that it Controls such Third Party Blocking Patents, such Third Party Blocking Patent(s) will be automatically included in the Sutro Patents, and subject to the Third Party Compensation Reduction (as defined in Section 6.04(d)(ii)), Licensee will be responsible for paying the amounts due under such license in consideration for the practice of such Third Party Blocking Patents under this Agreement, whether by Licensee, its Affiliates or their respective Sublicensees.
(ii)
Third Party Compensation. If Licensee determines that it is necessary to obtain a license to one or more Third Party Blocking Patent(s) from any Third Party and Sutro does not obtain such license within [*] of the date of receipt of the Blocking Patent Notice, Licensee will have the right to obtain a license to such Third Party Blocking Patent(s) from such Third Party. If Licensee is required to pay to Third Party a royalty or other monetary compensation in consideration for the grant of such license or maintenance of the right to Commercialize the Product under such Third Party Blocking Patent(s) (“Third Party Compensation”), then, provided that (i) Sutro has consented in writing to the terms (including, without limitation, the payment terms) of such Third Party license, which shall not be unreasonably withheld, delayed or conditioned; or (ii) subject to the result of (x) settlement procedures or litigation under Section 8.04(c) or (y) other settlements, for the period during which Licensee owes royalties to Sutro hereunder, then the royalties that would otherwise be payable on Net Sales in the Territory under Section 6.04(a) shall be reduced by an amount of [*] of all Third Party Compensation payable by or on behalf of Licensee to such Third Party during the same period, provided that in no event shall such royalties be reduced by more than [*] of the amounts otherwise payable to Sutro under Section 6.04(a) (such reduction, the “Third Party Compensation Reduction”).
(e)
Biosimilar Competition. If in a particular Calendar Quarter during the Royalty Term, one or more Third Parties is or are selling a Biosimilar Product in any Region within the Territory and the Net Sales of the Product in such Region during such Calendar Quarter (or any Calendar Quarter thereafter) are less than [*] of the average [*] of the Product in such Region over the [*] immediately prior to the Calendar Quarter during which the first such Biosimilar Product was sold in such Region “Biosimilar Reduction Trigger”), then in such case the royalties payable on the Net Sales of the Product in such Region commencing with such Calendar Quarter in which the Biosimilar Reduction Trigger occurred and thereafter for each Calendar Quarter during the Royalty Term in which such Biosimilar Product is sold in such Region, shall be reduced by [*] of the amounts otherwise payable to Sutro under Section 6.04(a).
(f)
Notwithstanding anything to the contrary under this Agreement, in no event shall the royalties payable to Sutro hereunder by reduced by more than [*] of the amounts set forth in Section 6.04(a).
Section 6.05
Sales by Sublicensees. In the event that Licensee grants sublicenses to one or more Sublicensees to sell Product to the extent permitted hereunder, such sublicenses shall include without limitation an obligation for the Sublicensee to account for and report its Net Sales of such Product on the same basis as if such sales were Net Sales by Licensee, and Licensee shall pay royalties and sales milestones to Sutro as if the Net Sales of the Sublicensee were Net Sales of Licensee.
Section 6.06
Royalty Payments and Reports. The royalties payable under Section 6.04 shall be calculated quarterly as of the last day of March, June, September and December respectively for the Calendar Quarter ending on that date. Licensee shall deliver to Sutro a report summarizing the Net Sales of Product during each Calendar Quarter following the First Commercial Sale of Product in the Territory, which shall include the number of units of Product sold by Licensee, its Affiliates and its or their Sublicensees in each Region, the gross sales of Product on a Region-by-Region and Product-by-Product basis, an itemized calculation of any deductions taken from such gross sales to arrive at Net Sales for the applicable Calendar Quarter and the calculation of the amount of royalty payment due on such Net Sales. A draft of such report shall be provided within [*] following the end of each Calendar Quarter for which royalties are due from Licensee to allow Sutro to estimate its royalty payments from Licensee. A final report shall be delivered within [*] following the end of each Calendar Quarter. Any royalty payable to Sutro or its designee under this Agreement shall be paid with [*] after the end of each Calendar Quarter. The report for the fourth Calendar Quarter shall summarize the Annual Net Sales of Product in such given Calendar Year and shall calculate all the royalties payable to Sutro or its designee for such given Calendar Year pursuant to Section 6.04(a). The royalties to be paid for the fourth Calendar Quarter under this Section 6.06 shall be the difference between the royalties payable and the royalties already paid for such given Calendar Year. If, however, after all the royalty payment due for a given Calendar Year is paid to Sutro, but the Licensee discovers that the Annual Net Sales number reported in the fourth Calendar Quarter report needs to be adjusted in accordance with the Licensee’s audited annual report for such Calendar Year (provided that, for clarity, such report is consistent with the definition of Net Sales under Section 1.62), then Licensee may, subject to prior review and comments by Sutro, adjust and reconcile any such calculation of Annual Net Sales and/or any such underpayment or overpayment of royalty payments due and report such adjustment to Sutro within [*] after the Licensee’s audited annual report is publicly disclosed. Any adjustment and reconciliation of royalty payment for the previous Calendar Year shall be reflected in royalty payment due for the Calendar Quarter in which such adjustment and reconciliation is reported to Sutro, and such adjustment and reconciliation (in the case of an underpayment) shall not be considered a late payment under Section 6.12.

Section 6.07
Taxes.
(a)
The royalties, milestones and other amounts payable by Licensee to Sutro pursuant to this Agreement (“Payments”), shall not be reduced on account of Taxes unless required by Applicable Laws. Sutro shall pay [*] Withholding Income Tax up to and including [*]. Licensee shall pay the Withholding Income Tax exceeding [*] up to and including [*]. Any increase beyond [*] shall be paid for [*]. In the event Licensee pays any Withholding Income Tax under the preceding sentences, Licensee shall increase the Payments made so that Sutro receives the same amount after tax (taking into account any Taxes on such increased payments) as it would have received had such Withholding Income Taxes not been incurred. Licensee is permitted to reduce the amount of Payments to Sutro equal to the amount of the Withholding Income Tax paid by [*]. To the extent any Payments made by Licensee pursuant to this Agreement become subject to Withholding Income Tax under Applicable Laws, Licensee shall deduct and withhold the amount of such Taxes from the Payments due Sutro, but only to the extent that Sutro is required to pay such Taxes under this Agreement. Licensee shall remit the amounts of Withholding Income Tax, whether paid by Sutro or Licensee, to the proper governmental authorities in a timely manner and transmit to Sutro an official tax certificate or other evidence of payment of such tax obligations from the relevant governmental authorities. All taxes or duties in connection with payments made by Licensee for Indirect Taxes, including any value added or similar tax or local tax or surcharge on value added taxes and any import duty or fees, shall be paid by Licensee. Notwithstanding the foregoing, if Sutro is entitled (whether under any applicable tax treaty or otherwise under Applicable Laws) to a reduction in the rate of, or the elimination of, Withholding Income Tax, it may deliver to Licensee or the appropriate governmental authority (with the assistance of Licensee to the extent that this is reasonably required and is expressly requested in writing), the prescribed forms necessary to reduce or eliminate the applicable rate of Withholding Income Tax, and Licensee shall apply the reduced rate of withholding, or dispense with withholding, as applicable. Licensee agrees to take all other reasonable and lawful efforts to minimize such Withholding Income Tax, and Licensee shall cooperate with Sutro as reasonably requested in any claim for refund or application to any Tax Authority. If Licensee intends to withhold income Tax from any Payments, Licensee shall inform Sutro reasonably in advance of making such Payments to permit Sutro an opportunity to provide any forms or information or obtain any Tax Authority approval as may be available to reduce or eliminate such withholding.
(b)
Tax Gross-up. Notwithstanding anything to the contrary herein, if (i) Licensee redomiciles or assigns its rights or obligations under this Agreement, (ii) as a result of such redomiciliation or assignment, Licensee (or its assignee) is required by Applicable Law to withhold taxes from or in respect of any amount payable under this Agreement, and (iii) such withholding taxes (which would include Withholding Income Tax) exceed the amount of withholding taxes that would have been applicable but for such redomiciliation or assignment, then any such amount payable to Sutro pursuant to this Agreement shall be increased to take into account such withholding taxes as may be necessary so that, after making all required withholdings (including withholdings on the additional amounts payable), as the case may be, Sutro receives an amount equal to the sum it would have received had no such increased withholding been made and no such Indirect Taxes had been imposed. The obligation to pay additional amounts pursuant to the preceding sentence shall not apply, however, to the extent such increased withholding tax would not have been imposed but for the assignment by Sutro of its rights or obligations under this Agreement or the redomiciliation of Sutro outside of the United States, to the extent such assignment or redomiciliation occurs after the redomiciliation or assignment by Licensee described in the first sentence of this Section 6.07(b). Solely for purposes of this Section 6.07(b), a Party’s “domicile” shall include its jurisdiction of incorporation or tax residence and a “redomiciliation” shall include a reincorporation or other action resulting in a change in tax residence of the applicable Party or its assignee.
(c)
Notwithstanding anything to the contrary contained in this Section 6.07 or elsewhere in this Agreement, the following shall apply with respect to Indirect Taxes. If any Indirect Taxes imposed by relevant Regulatory Authorities in the Territory are chargeable in respect of any Payments, Licensee shall be responsible for such Indirect Taxes and shall not reduce any Payments due Sutro hereunder as a result of such Indirect Taxes. The sum of the net amount received by Sutro and the Withholding Income Tax levied by China Tax Authority discussed in Section 6.07(a) above for each payment shall not be less than the amount of the Upfront and Milestone Payments set forth in Section 6.01, Section 6.02 and Section 6.03. The Parties shall issue invoices for all goods and services supplied under this Agreement consistent with Indirect Tax requirements, and to the extent any invoice is not initially issued in an appropriate form, Licensee shall promptly inform Sutro and shall cooperate with Sutro to provide such information or assistance as may be necessary to enable the issuance of such invoice consistent with Indirect Tax requirements.
Section 6.08
Payments or Reports by Affiliates. Any Payment required under any provision of this Agreement to be made to Sutro or any report required to be made by Licensee shall be made by an Affiliate of Licensee if such Affiliate is designated by Licensee as the appropriate payer or reporting entity.
Section 6.09
Mode of Payment. All payments set forth in this Article 6 shall be remitted by wire transfer to the bank account of Sutro as designated in writing to Licensee.
Section 6.10
Payment Currency. All amounts payable and calculations under this Agreement shall be in U.S. Dollars. As applicable, Net Sales and any adjustments to payments under this Agreement shall be translated into United States dollars using the average of the applicable daily foreign exchange rates published in The Wall Street Journal (or any other qualified source that is acceptable to both Parties) for the last day of each month of the Calendar Quarter in which such Net Sales occurred.
Section 6.11
Imports. For the avoidance of doubt, the Parties acknowledge and agree that none of the milestones or royalties payable under this Agreement are related to the license (or right) to import or any import of the Product. Licensee shall be responsible for any import clearance, including payment of any import duties and similar charges, in connection with the Product transferred to Licensee under this Agreement. The Parties shall co- operate in accordance with Applicable Laws to ensure where permissible that no import duties are paid on imported materials. Where import duties are payable, the Parties shall co-operate to ensure that the Party responsible for shipping values the materials in accordance with Applicable Laws and minimizes where permissible any such duties and any related import taxes that are not reclaimable from the relevant authorities.

Section 6.12
Late Payments. Any payments due under this Agreement shall be due on such date as specified in this Agreement and, in the event such date is not a Business Day, then the next succeeding Business Day. In the event that any payment due under this Agreement is not made when due, the amount due shall accrue interest beginning on the [*] following the date on which such payment was due, calculated at the annual rate equal to the prime interest rate reported in the Wall Street Journal for the due date plus [*], calculated from the due date until paid in full. Each payment made after the due date shall be accompanied by all interest so accrued. Notwithstanding the foregoing, a Party shall have recourse to any other remedy available at law or in equity with respect to any delinquent payment, subject to the terms of this Agreement.
Article 7

CONFIDENTIALITY
Section 7.01
Confidentiality. The Parties agree that the Party receiving Confidential Information disclosed by or on behalf of the other Party pursuant to this Agreement is entitled to disclose Confidential Information to its Affiliates, Sublicensees (in the case of Licensee), licensees (in the case of Sutro), contractors, their respective officers, directors, employees, agents, counsels, accountants, other advisors and consultants, only for the purpose of the Agreement on a need-to-know basis, and shall cause the aforesaid persons to keep confidential and not publish or otherwise disclose or use for any purpose other than to conduct its activities under this Agreement or otherwise as expressly authorized by this Agreement any Confidential Information furnished to it by or on behalf of the other Party pursuant to this Agreement.
Section 7.02
Exceptions. Notwithstanding the foregoing, the obligations set forth in Section 7.01 shall not apply in respect of Confidential Information to the extent that it can be established by the receiving Party that such Confidential Information:
(a)
was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by or on behalf of the other Party;
(b)
was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
(c)
was independently developed without use of the disclosing Party’s information, as evidenced by contemporaneous written records;
(d)
became generally available to the public or otherwise part of the public domain after its disclosure to the receiving Party and other than through any act or omission of the receiving Party in breach of this Agreement; or
(e)
was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.
Section 7.03
Receipt of Third Party Information. Neither Party shall knowingly receive documents relating to the Product under an obligation of confidentiality to Third Parties that requires the Party to withhold access to the other Party without such Party’s written consent.

Section 7.04
Authorized Disclosure. The receiving Party may disclose Confidential Information of the disclosing Party to a Third Party only upon reasonable advanced notice to the disclosing Party and only to the extent that such disclosure is:
(a)
required by law, order, or regulation of a government agency or a court of competent jurisdiction, or by the rules of a securities exchange, provided that the receiving Party required to make such disclosure shall, after providing reasonable advanced notice to the disclosing Party before the disclosure, (i) give the disclosing Party an opportunity to comment on any such required disclosure, (ii) if requested by the disclosing Party, use Commercially Reasonable Efforts to obtain protective orders or any available limitations on or exemptions from such disclosure requirement where applicable and practicable;
(b)
made to a patent office for the purposes of filing or enforcing a Patent as permitted in this Agreement, provided, however, the receiving Party (i) receives written consent from the disclosing Party for such disclosure, and (ii) takes reasonable measures to assure confidential treatment of such information, to the extent such protection is available;
(c)
made by a Party or its Affiliates, or Sublicensees to the Regulatory Health Authority for the purposes of any filing, application or request for Regulatory Approval for the Product as permitted in this Agreement;
(d)
made to advisors, actual or potential Third Party partners, investors, licensees, sublicensees or acquirers of all or substantially all of the assets to which this Agreement relates, solely in connection with due diligence activities; provided, however, the receiving Party takes reasonable measures to assure confidential treatment of such information, to the extent such protection is available;
(e)
made by Licensee or its Affiliates, or Sublicensees to Third Parties as may be necessary or useful in connection with the Exploitation and Manufacturing of the Product as contemplated by this Agreement, including subcontracting or sublicensing transactions permitted hereunder in connection therewith; provided that the Party making such disclosures shall ensure that each Third Party recipient is bound by obligations of confidentiality no less restrictive than those contained in this Agreement and shall be liable to the other Party for any breach of such confidentiality obligations by the relevant recipient.
Section 7.05
Survival. This Article 7 (other than Section 7.03) shall survive for a period of five (5) years following the termination or expiration of the Agreement, provided however, that all Trade Secret information shall be safeguarded by the receiving Party as required by this Agreement in perpetuity or for so long as such information remains a Trade Secret under Applicable Law.
Section 7.06
Termination of Prior Agreements. This Agreement supersedes the Confidentiality Agreement between Sutro and Licensee dated as of June 10, 2021 (the “CDA”). All Information and Materials exchanged between the Parties under the CDA shall be deemed Confidential Information and shall be subject to the terms of this Article 7.
Section 7.07
Publications. Except as required by law, Licensee agrees that it shall not publish or publicly present any scientific, technical, or academic information relating to the Product (a) without the prior written consent of Sutro and (b) other than in compliance with this

Section 7.07. For the avoidance of doubt, advertising information shall be subject to this Section 7.07 if it is not in accordance with the approved label or published academic papers. Licensee shall provide to Sutro the opportunity to review any proposed publications, presentations, meeting abstracts, talks or other publicity (including without limitation information to be presented verbally) that relate to the Product as early as reasonably practical, but at least [*] prior to their intended submission for publication or presentation, and Licensee agrees, upon written request from Sutro within the Review Period (as defined below), not to submit such abstract, manuscript, or other publicity materials for publication or to make such presentation until Sutro agrees, which agreement by Sutro shall not be unreasonably withheld. Sutro shall have [*] after its receipt of any such publication or presentation (the “Review Period”) to notify Licensee in writing of any specific objections to the intended publication or presentation. Licensee shall, in any such publication or presentation, delete from the proposed disclosure any Confidential Information of Sutro. Additionally, if Sutro notifies Licensee within the Review Period that it objects to such disclosure on the basis that a patent application claiming information contained in such disclosure should be filed prior to such disclosure, Licensee agrees to reasonably delay disclosure of the relevant information, for up to [*] after Sutro’s timely notification of its objection as per the above, or until such application has been filed, if earlier. Once any such abstract or manuscript is accepted for publication, Licensee will provide Sutro with a copy of the final version of the manuscript or abstract.
Article 8

OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS
Section 8.01
Ownership. Except as expressly provided in this Agreement, Sutro shall retain sole and exclusive Control of the Sutro Technology, including Sutro Know-How, Sutro Patents, and Sutro Trademarks. Except as expressly provided herein, no right, title, or interest is granted by Sutro to Licensee in, to, or under any Sutro Technology, and, except as expressly provided herein, Licensee shall have no right to assign to any Third Party any right or interest received under Sutro Technology under the terms of this Agreement. Licensee shall retain sole and exclusive Control of any Licensee Technology.
Section 8.02
License of Product-related IPR. Licensee hereby grants to Sutro a royalty-free, fully paid-up, perpetual, non-terminable, sublicenseable (through multiple tiers) license to use any Product-related IPR that Licensee or its Affiliates or Sublicensees may create or acquire throughout the Term of this Agreement, which license shall be non-exclusive in the Territory and exclusive (including as to Licensee and its Affiliates) outside of the Territory; provided, however, that the license granted to Sutro by Licensee under this Section 8.02 in the Territory is limited to the use of Product-related IPR by Sutro in conducting clinical or manufacturing activities in the Territory for the purpose of Development and Commercialization of the Product outside the Territory. Licensee shall be responsible for ensuring its employees, Affiliates, and Sublicensees are obligated to license and execute appropriate documents consistent with Licensee’s obligations under this Section 8.02.
Section 8.03
Prosecution and Maintenance of Patents.
(a)
Sutro shall be primarily responsible for and control the preparation, filing, prosecution, and maintenance of the Sutro Patents in the Territory. Sutro shall, at its own cost, file,

prosecute, and maintain all Sutro Patents in the Territory after taking into account Licensee’s reasonable interests and requests after reasonable consultation with Licensee. Sutro shall provide Licensee with advance copies of, and a reasonable opportunity to comment upon, proposed patent filings, related prosecution strategies and proposed correspondence with patent officials, all to the extent in the Territory and relating to any Sutro Patents, and will consider comments received from Licensee with respect to such proposed filings, strategies and correspondence in the Territory in good faith. Sutro agrees to discuss in good faith any changes reasonably requested by Licensee to such filings, strategies and correspondence in the Territory upon their being received. As relevant to the activities and interests of Licensee under this Agreement, Sutro shall promptly inform Licensee in writing of any change in the status of the Sutro Patents in the Territory.
(b)
If, during the Term, Sutro decides that it is no longer interested in the prosecution or maintenance of a particular Sutro Patent in the Territory, then, unless Sutro has a strategic rationale for ceasing such prosecution or maintenance, it will provide written notice to Licensee of such decision at least [*] prior to the date that such Sutro Patent will become abandoned. Licensee may, upon written notice to Sutro, cause Sutro not to cease the prosecution or maintenance of any such Sutro Patent with respect to which Sutro does not have a strategic rationale for the abandonment thereof.
Section 8.04
Enforcement Rights.
(a)
Infringement by Third Parties in the Territory. Sutro shall have the initial right, but not the obligation, at its expense and in its own name or in the name of any of its Affiliates, to initiate, maintain, and control any legal action on account of any infringement within the Territory of any Sutro Patent or Sutro Trademark by a Third Party, by counsel of its own choice. Sutro shall promptly notify Licensee in writing its intention to initiate legal action against a Third Party for such infringement within the Territory. If Sutro exercises its first right, Licensee will, at Sutro’s expense, provide Sutro cooperation as reasonably necessary, including being named as a party. With respect to actions, proceedings or settlements in the Territory, Licensee shall have the right, in Licensee’s sole discretion and at Licensee’s expense, to join or otherwise participate in such legal action in the Territory with legal counsel selected by Licensee. If Sutro does not intend to exercise its first right, then Sutro shall so notify Licensee in writing within [*] of receiving notice or otherwise becoming aware that the applicable infringement exists. Licensee will thereafter have the right, but not the obligation, at its expense and in its own name or in the name of any of its Affiliates, to initiate, maintain, and control such legal action on Sutro’s behalf by counsel of its choice. In the event that Licensee initiates and thereafter maintains such legal action against a Third Party for infringement of a Sutro Patent or Sutro Trademark in the Territory, Sutro, at Licensee’s expense, will provide Licensee cooperation as reasonably necessary, including agreeing to be named as a party to such legal action.
(b)
The Party first having Knowledge that any Sutro Technology is infringed, or misappropriated by a Third Party, or suspected of being infringed or misappropriated by a Third Party in the Territory shall promptly notify the other Party thereof in writing. Such notice shall set forth the facts of that infringement, misappropriation, or suspected infringement or misappropriation in reasonable detail.

(c)
Allocation of Expenses and Recoveries. Except as otherwise agreed by the Parties in this Agreement or otherwise in writing, the Party controlling the legal action under Section 8.04 (a) shall be solely responsible for any expenses incurred by such Party as a result of such action. If the Parties are recovered monetary damages in such action, such amounts shall be allocated first to the reimbursement of any expenses incurred by the Parties in such action, and any remaining amounts shall be [*] between the Parties, provided that if Licensee is the enforcing Party, then such remaining amounts will be treated as Net Sales in the period in which payment of such recovery was received for purposes of the royalty obligations under Section 6.04. If such recovery is insufficient to reimburse the expenses of the Parties, then each Party shall receive a pro rata portion of the recovery based on each Party’s expenses incurred in such action.
(d)
Oppositions by Parties. If either Party desires to bring an opposition, action for declaratory judgment, nullity action, interference, reexamination, or other attack upon the validity, title, or enforceability of any Patents Controlled by a Third Party in the Territory that claim the Development or Commercialization or other exploitation of the Product, such Party shall so notify the other Party in writing, and the Parties shall promptly confer to discuss whether to bring such action or the manner in which to settle such action; provided, if the Parties cannot reach agreement on whether to bring such action within [*] of such written notice, then such issue shall be subject to the dispute resolution procedures of Article 13. The Party not bringing an action under this Section 8.04(d) shall be entitled to separate representation in such proceeding by counsel of its own choice and at its own expense, and shall otherwise cooperate fully with the Party bringing such action at the other Party’s expense.

Section 8.05
Third Party Claims Against Product in the Territory.
(a)
If a Third Party asserts that a Patent or other right owned or controlled by it is infringed by the Development, Manufacture or Commercialization of the Product in the Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant (the "Defending Party"), provided that (i) neither Party shall enter into any settlement of any claim described in this Section 8.05(a) or make any admissions or assert any positions in such defense proceeding in a manner that could reasonably be expected to adversely affect the rights or interests of the other Party, including with respect to the Product or the Development, Manufacture, or Commercialization of the Product within the other Party's territory, without the prior written consent of the other Party, and (ii) Licensee may not enforce any Sutro Patent in connection with such suit without Sutro’s consent, not to be unreasonably withheld, conditioned or delayed. In any event, the other Party shall reasonably assist the Defending Party and cooperate in any such litigation at the Defending Party's reasonable request and expense.

If as a result of settlement procedures or litigation under this Section 8.05(a), Licensee is required to pay the Third Party a royalty or make any payment of any kind for the right to sell the Product in the Territory, such payments shall be considered Third Party Compensation under Section

6.04(d) and Licensee may deduct such Third Party Compensation from its royalty payment obligations to Sutro in accordance with Section 6.04(d).

(b)
Oppositions by Third Parties. If any Sutro Patent in the Territory becomes the subject of any proceeding commenced by a Third Party in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, third party observation interference, or other attack upon the validity, title, or enforceability thereof in the Territory, then Sutro shall control such defense, at its sole cost, provided that, Licensee shall have the right to participate in the proceeding to the extent permissible under law, and to be represented by its own counsel in such proceeding, at its sole cost. Licensee shall reasonably cooperate with Sutro in such proceeding. Any recoveries obtained in such action shall be shared, as set forth in Section 8.04(c).
(c)
Protective Order. If, in any action brought pursuant to Section 8.04 and this Section 8.05 any information is the subject of a protective order that may be reviewed by counsel only, the Parties will endeavor to structure such protective order so as to enable their respective internal counsel to be included as permitted reviewers of such information.
Article 9

REPRESENTATIONS, WARRANTIES, AND COVENANTS
Section 9.01
Representations, Warranties, and Covenants.
(a)
Each of the Parties hereby represents and warrants to the other Party that:
(i)
It is a corporation or limited company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder.
(ii)
All consents, approvals, and authorizations from all Regulatory Authorities or other Third Parties required to be obtained by such Party to execute this Agreement have been obtained.
(iii)
This Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any Applicable Law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it.
(b)
Sutro represents, warrants and covenants as of the Effective Date (or as of such other/additional time as may be explicitly specified below) to Licensee that:
(i)
Sutro Controls the Sutro Technology, and has the right to grant to Licensee the licenses that it purports to grant hereunder.
(ii)
Sutro has not granted, and shall not grant during the Term, to any Third Party any rights would be in conflict with the rights granted to Licensee under this Agreement.
(iii)
Sutro is the sole and exclusive owner of the entire right, title and interest in the Sutro Patents. All Sutro Patents as of the Effective Date are listed in Exhibit A. To Sutro’s knowledge, the Sutro Patents are (a) subsisting and in good standing and (b) being diligently prosecuted in the respective patent offices in accordance with Applicable Laws, and have been filed and maintained properly and correctly.
(iv)
To Sutro’s Knowledge, the Sutro Know-How has not infringed and, if used in accordance with this Agreement, will not infringe any Intellectual Property Rights of any Third Party in the Territory.
(v)
To Sutro’s Knowledge, all applicable fees due to patent authorities with respect to the filing and prosecution of the Sutro Patents existing as of the Effective Date have been paid on or before the due date for payment (as such due date may be extended in accordance with Applicable Law or patent authority rules and regulations) and will be paid in time during the Term.
(vi)
As of the Effective Date, to Sutro’s Knowledge, there is no actual or threatened infringement or misappropriation of the Sutro Technology in the Territory by any Person.
(vii)
There is no action, suit, inquiry, investigation or other proceeding threatened, pending, or ongoing by any Third Party that challenges or threatens the validity, enforceability or Sutro’s Control of any of the Sutro Patents or Sutro Trademarks in the Territory. In the event that Sutro receives notice of any such action or proceeding, it shall notify Licensee promptly in writing.
(viii)
There is no pending or, to its knowledge, threatened, litigation or arbitration which alleges, or any written communication alleging, that Sutro’s activities with respect to the Sutro Know-How or the Licensed Compound have infringed or misappropriated any of the Intellectual Property Rights of any Third Party.
(ix)
Sutro has not been debarred by the FDA, is not subject to any similar sanction of other Regulatory Health Authorities in the Territory, and is not subject to any such debarment or similar sanction by any such Regulatory Health Authority, and Sutro has not used, and will not engage, in any capacity, in connection with this Agreement, any Person who either has been debarred by such a Regulatory Health Authority, or is the subject of a conviction described in Section 306 of the FFDCA (21 U.S.C. §335a). Sutro shall inform Licensee in writing immediately if it or any Person engaged by Sutro who is performing services under this Agreement is debarred or is the subject of a conviction described in Section 306 of the FFDCA (21 U.S.C. §335a) or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Sutro’s Knowledge, is threatened, relating to the debarment or conviction of Sutro or any such Person performing services hereunder.
(x)
Sutro shall perform its obligations and responsibilities under this Agreement in compliance with this Agreement, all Applicable Laws, applicable FDA (or foreign equivalent) requirements, including, to the extent applicable, then-current GLP and GCP.
(xi)
To Sutro’s knowledge (after reasonable inquiry) Sutro has disclosed or made available to Licensee for review all Sutro Development Data, Regulatory Documentation, and other material information relating to the safety and efficacy of the Licensed Compound, and all such information is complete and accurate in all material respects.

(xii)
To Sutro’s knowledge (after reasonable inquiry), the Licensed Compound and the cell extracts under the Extract Supply Agreement, as well as the Sutro Technology and Sutro’s Intellectual Property Rights related to the Manufacture License, do not require a license or other authorization for export to the Territory under any Export Controls and Economic Sanctions Laws. Sutro agrees that if such a license or other authorization is required anytime during the Term, Sutro shall use Commercially Reasonable Efforts to obtain such license or authorization.
(xiii)
Other than the Upstream Agreement, there is no agreement between Sutro or its Affiliates with any other Third Party pursuant to which Licensor or any of its Affiliates obtains any license to Sutro Technology. Sutro has achieved all the milestones specified in the Upstream Agreement on schedule and Sutro and its Affiliates are in material compliance with the Upstream Agreement.
(xiv)
Sutro shall maintain the Upstream Agreement in full force and effect and shall not terminate, amend, waive or otherwise modify (or consent to any of the foregoing) its rights under the Upstream Agreement in any manner that diminishes the rights or licenses granted to Licensee or increases or generates any new obligation (including any payment obligation) under the Upstream Agreement that would apply to Licensee, without Licensee’s express written consent.
(xv)
Within [*] after the Effective Date, Sutro shall enter into an agreement with [*] whereby (i) Sutro would agree to fund the development of the CDx, (ii) [*] would agree to obtain any necessary regulatory approvals and commercialize the CDx in the Territory, whether on its own or through its Affiliates or one or more designated Third Party(ies), provided that any associated costs that are specific to the Territory will be borne by Licensee. Sutro acknowledges that the failure to comply with this Section 9.01(b)(xiv) shall constitute a material breach of this Agreement and Licensee shall have the right to terminate this Agreement in accordance with Section 11.02(a).

(c)
Licensee represents, warrants and covenants as of the Effective Date (or as of such other/additional time as may be explicitly specified below) to Sutro that:
(i)
Licensee has not been debarred by the FDA (and is not subject to any similar sanction of other Regulatory Health Authorities in the Territory), and is not subject to any such debarment or similar sanction by any such Regulatory Health Authority, and Licensee has not used, and will not engage, in any capacity, in connection with this Agreement, any Person who either has been debarred by such a Regulatory Health Authority, or is the subject of a conviction described in Section 306 of the FFDCA (21 U.S.C. §335a). Licensee shall inform Sutro in writing immediately if it or any Person engaged by Licensee who is performing services under this Agreement is debarred or is the subject of a conviction described in Section 306 of the FFDCA (21 U.S.C. §335a), or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Licensee’s Knowledge, is threatened, relating to the debarment or conviction of Licensee or any such Person performing services hereunder.

(ii)
To the extent permissible under Applicable Laws, each employee and contractor of Licensee performing obligations under this Agreement shall be required to, prior to conducting any such obligations hereunder, be obligated by Applicable Law, or written contract, to (i) promptly disclose to Licensee of all inventions and Know-How conceived or reduced to practice by such employee or contractor during any performance under this Agreement, (ii) automatically assign to Licensee all right, title and interest in and to all such inventions and Know-How and all Intellectual Property Rights therein, including all Product-related IPR and Product-related data, and (iii) adhere to obligations of confidentiality at least as stringent as those set forth in this Agreement.
(iii)
Licensee shall perform, or cause its Affiliates or Sublicensee to perform, its obligations and responsibilities under this Agreement in compliance with this Agreement, all Applicable Laws, applicable NMPA (or foreign equivalent) requirements, including, without limitation, then-current GLP and GCP.

(iv) Licensee affirms that it is not subject to sanctions or export restrictions under Export Controls and Economic Sanctions Laws that would require U.S. government authorization for it to receive any U.S. origin services, goods, software, or technology, and it further affirms that its use, transfer, or re-export of the Licensed Compound and the cell extracts under the Extract Supply Agreement will comply with Export Controls and Economic Sanctions Laws.

Section 9.02
No Debarment. In the course of the Development of the Product in the Territory in accordance with this Agreement and during the term of this Agreement, neither Party will use, any employee or consultant that is debarred by any Regulatory Health Authority or, to the best of such Party’s Knowledge, is the subject of debarment proceedings by any Regulatory Health Authority. If either Party learns that its employee or consultant performing on behalf under this Agreement has been debarred by any Regulatory Health Authority, or has become the subject of debarment proceedings by any Regulatory Health Authority, such Party shall so promptly notify the other Party and shall prohibit such employee or consultant from performing on its behalf under this Agreement. The foregoing shall be without prejudice to the warranties stipulated in Section 9.01(b)(iv).
Section 9.03
Privacy, Anti-Bribery, and Anti-Corruption Compliance.
(a)
Compliance with Privacy Laws. Each Party shall implement appropriate processes and controls with respect to technology and workflow methodologies in connection with its activities under or in connection with this Agreement so as to protect the security and privacy of personally identifiable information exchanged under this Agreement in accordance with Applicable Law.
(b)
Compliance with Applicable Anti-Corruption Laws. Each party understands and agrees that it has complied and will continue to comply with all applicable Anti-Corruption Laws in connection with this Agreement.
(i)
Each Party represents and warrants that no payments of money or anything of value have been or will be offered, promised, or paid, whether directly or indirectly, by any of its directors, officers, employees, Affiliates, or third party representatives to any Government Official in connection with this Agreement: (a) to influence any official act or decision of any Government Official; (b) to induce any Government Official to do or omit to do any act in violation of lawful duty; (c) to secure any improper business advantage; or (d) to obtain or retain business for, or otherwise direct business to, any Party in connection with this Agreement.
(ii)
Each Party warrants and represents that, in connection with this Agreement, such Party, its directors, officers, employees, and third party representatives: (a) have not and will not request, accept, offer, promise, or give any bribe, kickback, or other corrupt payment to any person, including any representative of any commercial entity, in violation of any applicable Anti-Corruption Law; and (b) have not and will not request, offer, promise, or give any financial or other advantage to induce another person to perform a function or activity in order to obtain or retain an improper business advantage in any way relating to this Agreement.
(iii)
Each Party warrants and represents that (a) it does not have any interest which directly or indirectly conflicts with its proper and ethical performance of the Agreement, and (b) it shall maintain arms-length relations with all Third Parties with which it deals for or on behalf of the other party in performance of the Agreement.
(c)
Notification of Investigations into Potential Non-Compliance with Applicable Anti-Corruption Laws. Each Party warrants and represents that it will promptly inform the other party if such party, or any of its directors, officers, employees, Affiliates, third party representatives, or Sublicensees becomes subject to any investigation relating to any actual or potential violation of any applicable Anti-Corruption Law in connection with this Agreement, including any meeting, interview, inspection, or audit requested by any Regulatory Authority.
(d)
Cooperation with Due Diligence and Investigations. Each Party will provide reasonable cooperation in connection with any good faith investigation conducted by the other party into potential violations of applicable Anti-Corruption Laws in connection with this Agreement.
(e)
Compliance Program. Each Party will adopt, implement, and/or update and, throughout the course of this Agreement, have, maintain, and enforce an appropriate and risk‑based anti-corruption compliance program designed to reasonably ensure compliance with the representations contained in this Section 9.03 of the Agreement and all applicable Anti-Corruption Laws.
(f)
Periodic Compliance Certifications. On an [*] basis following the execution of this Agreement, or as reasonably requested in good faith by the other Party, each Party agrees to submit a compliance certificate to the other Party which restates the representations and warranties that are set forth in this Section 9.03 and provides certification by such Party that it has adhered, during the period covered by the compliance certificate, to the representations and warranties.
Article 10

RECORD RETENTION, AUDIT AND USE OF NAME

Section 10.01
Records Retention; Audit.
(a)
Each Party shall keep or cause to be kept accurate records of account in accordance with P.R.C GAAP, in the case of Licensee, and in accordance with U.S. GAAP, in the case of Sutro, showing information that is necessary for the accurate determination of (in the case of Licensee) the royalties and other payments due under Article 6, or any other payment due hereunder and (b) (in the case of Sutro) the applicable Cost of Goods,. Such records or books of account shall be kept until the [*] in which the relevant Product is sold (in the case of royalty or other payments due under Section 6.04) or in the period for which any other payment hereunder is required to be made. For clarity, Licensee shall cause its Affiliates to keep, and shall require pursuant to a written agreement that any Sublicensee or subcontractor performing activities hereunder keep accurate records or books of account in a manner that will permit such Party to comply with its obligations under the foregoing sentence.
(b)
Upon the written request of the other Party, each Party shall permit an internationally-recognized, certified public accounting firm acceptable to both Parties to inspect during regular business hours and no more than once a year and once in any given Calendar Year, and going back no more than [*] preceding the current Calendar Year, all or any part of the audited Party’s records and books necessary to check the accuracy of any Cost of Goods calculated or payments made or required to be made hereunder. The accounting firm shall enter into appropriate obligations with the audited Party to treat all information it receives during its inspection in confidence. The accounting firm shall disclose to Sutro and Licensee only whether Cost of Goods calculated or the payments made are correct and details concerning any discrepancies, but no other information shall be disclosed to the Party requesting the inspection. The charges of the accounting firm shall be paid by the Party requesting the inspection, except that if the Cost of Goods being audited have been overcalculated, or the payments being audited have been underpaid or the costs being reimbursed have been overstated, in each case by more than [*], the charges will be paid by the Party whose records and books are being inspected. If the final result of the audit reveals an undisputed underpayment or overpayment, (i) Licensee shall pay to Sutro any underpayment discovered by such audit within [*] after the accounting firm’s report, and the part of underpayment that is within [*] of the original payment amount due shall not be considered a late payment under Section 6.12, (ii) in the case of an overpayment by Licensee, then Licensee may take a credit for such overpayment against any future payments due to Sutro, or if no future payments are due to Sutro then Sutro shall pay to Licensee any overpayment discovered by such audit within [*] after the accounting firm’s report. Any failure by a Party to exercise its rights under this Section 10.01 with respect to a Calendar Year within the [*] period allotted therefor shall constitute a waiver by such Party of its right to later object to any payments made by the other Party under this Agreement during such Calendar Year.
Section 10.02
Publicity Review. Subject to the further provisions of this Section 10.02, no Party shall originate any written publicity, news release, or other announcement relating to this Agreement or to performance hereunder or the existence of an arrangement between the Parties (collectively, “Written Disclosure”), without the prior prompt review of a copy of the materials proposed to be disclosed and written approval of the other Party. This Section 10.02, shall not prohibit the disclosure under Section 7.04(a). Notwithstanding the foregoing provisions of this Section 10.02, each Party may make any public Written Disclosure it believes in good faith based upon the advice of counsel is required under the Securities Laws of the United States, Hong Kong

SAR or P. R. China, or any listing or trading agreement concerning its publicly traded securities, or under any applicable securities laws, or any rule or order of stock exchange; provided that, prior to making such Written Disclosure, Sutro or Licensee shall, where reasonably practicable and legally permitted, provide the other Party with a copy of the materials proposed to be disclosed and an opportunity to promptly review and comment on the proposed Written Disclosure. To the extent that Licensee reasonably requests that any information in the materials proposed to be disclosed be deleted, Sutro shall use reasonable efforts to request confidential treatment of such information pursuant to Rule 406 of the Securities Act of 1933 or Rule 24b-2 of the Securities Exchange Act of 1934, as applicable (or any other applicable regulation relating to the confidential treatment of information) so that any information that Licensee reasonably requests to be deleted, to the extent permitted by the applicable government agency, are omitted from such materials. Notwithstanding the foregoing, each Party may issue an individual press release regarding the transaction contemplated by this Agreement, subject to the other Party’s right to review and comment such press release prior to publication. For clarity, Sutro shall have the right to issue press releases and other public announcements regarding the Development or Commercialization of the Product outside of the Territory without the prior review or written approval of Licensee.
Section 10.03
Use of Names. Neither Party shall use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in relation to this transaction or otherwise in any public announcement, press release, or other public document without the prior written consent of such other Party; provided, however, that either Party may use the name of the other Party in any document required to be filed with any government authority, including without limitation the FDA and the Securities and Exchange Commission, or foreign equivalent bodies, or otherwise as may be required by Applicable Law, provided that such disclosure shall be governed by Section 7.04. Further, the restrictions imposed on each Party under this Section 10.03 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to Article 7.
Article 11

TERM AND TERMINATION
Section 11.01
Term. The term of this Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein, shall continue in effect until the expiration of the Royalty Term, on a Region-by-Region basis (the “Term”).On a Region-by-Region basis, following the expiration (but not early termination) of the Term in the applicable Region, the licenses granted to Licensee under this Agreement (including the Manufacture License) shall become exclusive, fully-paid, royalty-free, perpetual and irrevocable with respect to such Region, and the sales of the Product in such Region shall not be included in the calculation of Net Sales.
Section 11.02
Termination Rights.
(a)
Termination for Cause. This Agreement may be terminated in its entirety at any time during the Term upon written notice by either Party (the “Non-Breaching Party”) if the other Party (the “Breaching Party”) is in material breach of this Agreement and, in each case, has not cured such breach within [*] after notice requesting cure of the breach. Notwithstanding the foregoing, in the event there is a good faith dispute as to whether a material breach exists, the dispute shall be resolved pursuant to Section 13.02, in which case if (a) the Breaching Party is determined in accordance with Section 13.02 to be in material breach of one (1) or more of its obligations under this Agreement, and (b) the Breaching Party fails to complete the actions specified by such adverse ruling to cure such material breach in accordance with any procedures or timeframes established by the tribunal, then the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party. . During the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.
(b)
Termination for Challenge of Sutro Patents. Prior to its expiration, Sutro may terminate this Agreement in its entirety by written notice to Licensee if (i) Licensee or its Affiliates challenges the validity, scope or enforceability of or otherwise opposes any Sutro Patent inside or outside the Territory and (ii) Licensee does not cause such challenge to be withdrawn within [*] after having received written notice thereof from Sutro requesting such challenge to be withdrawn. If a Sublicensee challenges the validity, scope, or enforceability of or otherwise opposes any Sutro Patent inside or outside of the Territory, then Licensee shall, upon written notice from Sutro, terminate such sublicense or cause the Sublicensee to withdraw such challenge within [*]. Licensee shall include provisions in all agreements under which a Sublicensee obtains a sublicense under any Sutro Patent providing that, if the Sublicensee challenges the validity, scope or enforceability of or otherwise opposes any Sutro Patent inside or outside the Territory, Licensee may terminate such sublicense.
(c)
Termination for Insolvency. A Party may terminate this Agreement effective immediately upon written notice to the other Party if at any time during the Term, the other Party (the “Debtor”) (i) becomes insolvent, (ii) has a case commenced by or against it under the Bankruptcy Code, (iii) files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings, (iv) assigns all or a substantial portion of its assets for the benefit of creditors, (v) has a receiver or custodian appointed for the Debtor’s business, or (vi) has a substantial part of its business being subject to attachment or similar process; provided, however, that in the event of any involuntary case under the Bankruptcy Code, the first Party shall not be entitled to terminate this Agreement pursuant to this Section 11.02(c) if the case is dismissed within [*] after the commencement thereof.
(d)
Termination for Convenience. Prior to its expiration, this Agreement may be terminated in its entirety at any time by Licensee effective upon ninety (90) days’ (or such longer period as Licensee may elect at its sole discretion) prior written notice to Sutro.
(e)
Termination for Safety/Efficacy Issue. In the event that Licensee believes in good faith a Safety/Efficacy Issue exists, as a result of which a company in the biopharmaceutical industry in the Territory would reasonably be expected to elect not to continue to fund or conduct the development or commercialization of the Product, Licensee may terminate this Agreement in its entirety or in part with respect to the affected Product upon [*] (or such longer period as Licensee may elect at its sole discretion) prior written notice to Sutro.
Section 11.03
Consequences of a Licensee Triggered Termination. In the event (a) Sutro terminates this Agreement pursuant to Section 11.02(a) for Licensee’s material breach; (b) Sutro terminates this Agreement pursuant to Section 11.02(b) for patent challenge by Licensee;

(c) Sutro terminates this Agreement pursuant to Section 11.02(c) for Licensee’s insolvency; or (d) Licensee terminates this Agreement pursuant to Sections 11.02(d), or 11.02(e) (a termination as per (a) through (e) being a “Licensee Triggered Termination”), both Sutro and Licensee shall, subject to Section 11.03(a), continue to be obligated during the termination notice period (as applicable) to perform as far as reasonably practicable all of its obligations under this Agreement and any other agreements concluded between the Parties in accordance with this Agreement. In addition, as a result of a Licensee Triggered Termination the following shall apply (without prejudice to the terminating party’s other rights and remedies at law or in equity):
(a)
All licenses and rights to the Sutro Technology granted to Licensee (together with all sublicenses granted by Licensee) hereunder shall terminate automatically without further action required on the part of Sutro as of the effective date of such termination, except to the extent and for so long as is necessary to permit Licensee to finish work-in-progress, sell any inventory of Product that remains on hand as of the date of the termination and otherwise perform any responsibilities in connection with any then ongoing clinical trial or other activity that cannot be terminated as of such date under Applicable Laws, including GCP, it being agreed that all such activities and responsibilities shall be discontinued and ceased (unless otherwise agreed or required under Applicable Laws by transitioning such activities and responsibilities to Sutro) as promptly as possible, subject to Applicable Laws, including GCP. At Sutro’s request, Licensee and Sutro shall reasonably cooperate to transfer the Development and Commercialization activities pertaining to the Product in the Territory to Sutro in an orderly fashion. The license granted under Section 8.02 shall automatically be expanded to become exclusive also within the Territory (including as to Licensee and its Affiliates).
(b)
Each Party shall return or destroy all tangible materials in its possession or control containing or comprising the other Party’s Confidential Information to which such first Party does not retain rights hereunder (except one copy thereof, which may be retained by the returning Party solely for legal archive purposes). Notwithstanding any provision to the contrary set forth in this Agreement, the returning Party will not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.
(c)
Licensee shall, in accordance with Applicable Laws, as promptly as reasonably practical transfer to Sutro all of Licensee’s rights, title, and interests in and to INDs, BLAs, Drug Approval Applications, and Regulatory Approvals (and any other permits or licenses necessary to Develop, Manufacture or Commercialize the Product in the Territory) with respect to the Product in the Territory, and shall take such other actions and execute such other instruments, assignments, and documents as may be necessary to effect the transfer of rights hereunder to Sutro. Without limiting the generality of the foregoing, Licensee (if it is the marketing authorization holder at such time) agrees to submit to the NMPA and other Regulatory Authorities in jurisdictions in which any regulatory filings have been made with respect to the Product, within [*] after the effective date of such termination, a letter (with copy to Sutro) notifying the NMPA and such other Regulatory Authorities of the transfer of any regulatory filings for the Product in such jurisdictions from Licensee to Sutro. Additionally, (i) Licensee will provide Sutro with copies of regulatory filings necessary to practice the rights granted to it under this Section 11.03(c) and (ii) Sutro will be allowed to use the Licensee Development Data also in the Territory.

(d)
Upon Sutro’s request, Licensee will assign (or cause its Affiliates to assign) to Sutro, at Sutro’s request, all of Licensee’s (or its Affiliates’) rights and obligations under agreements with Third Parties with respect to (i) the conduct of clinical trials for the Product, including Agreements with CROs, clinical sites and investigators that relate to clinical trials in support of Regulatory Approvals in the Territory, and (ii) any other Third Party agreements involving the Development or Commercialization of the Product, unless in each of (i) or (ii), such agreement is not permitted to be assigned pursuant to its terms or relates to products other than the Product, in which case Licensee will cooperate with Sutro in all reasonable respects to transfer as promptly as reasonably practical to Sutro the benefit of such contract in another mutually acceptable manner and upon Sutro’s request facilitate discussions between Sutro and such Third Parties to assist Sutro in entering into a direct agreement with such Third Parties.
(e)
To the extent they are assignable and as requested by Sutro, Licensee shall execute any documents necessary to transfer to Sutro rights under any Third Party licenses obtained by Licensee pursuant to and during the course of the term of this Agreement for the purpose of Exploiting the Product, and Sutro shall thereafter be responsible for all costs, expenses and obligations associated with such Third Party licenses.
(f)
Except where expressly provided for otherwise in this Agreement, termination of this Agreement shall not relieve the Parties of any liability, including without limitation any obligation to make payments hereunder, which accrued hereunder prior to the effective date of such termination, nor preclude any Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice any Party’s right to obtain performance of any obligation. In the event of such termination, this Section 11.03(f) shall survive in addition to others specified in this Agreement to survive in such event.
(g)
Licensee shall be entitled, during a period of [*] following the Licensee Triggered Termination to sell any inventory of Product that remains on hand as of the date of the termination, so long as Licensee pays to Sutro the royalties applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement.
(h)
Notwithstanding anything else set forth in this Agreement, (i) Licensee shall not have any obligations to continue any Development or Commercialization with respect to particular doses of the Product if Licensee has terminated this Agreement pursuant to Section 11.02(d) with reference to any material safety concerns regarding such doses, as determined by the JSC; and (ii) should Sutro elect to pursue any Development or Commercialization of Product following any such termination by Licensee, Sutro shall, without prejudice to or limitation of any other or further obligations under this Agreement (including Section 12.01(b)), indemnify Licensee for any Third Party Claims arising from Sutro’s Development or Commercialization after the effective date of such termination as set forth in Section 12.01(b).
Section 11.04
. Consequences of Termination by Licensee for Sutro’s Breach or Insolvency. If Licensee terminates this Agreement pursuant to Section 11.02(a) as a result of a material breach by Sutro or Section 11.02(c) for an insolvency or other transaction described therein affecting Sutro, the terms and obligations under Section 11.03 shall apply as if such termination were a Licensee Triggered Termination, except that notwithstanding anything set forth to the contrary in Section 11.03: (i) Sutro shall be responsible for any and all reasonable costs and expenses associated with the discontinuation of the Development and Commercialization activities by Licensee and the transfer of such activities to Sutro pursuant to Section 11.03(a), including without limitation, costs and expenses of clinical trials incurred by Licensee’s after the termination date and reasonable costs and expenses associated with the winding down of ongoing clinical trials, (ii) Sutro shall be responsible for any and all reasonable costs and expenses associated with the transfer of regulatory filings pursuant to Section 11.03(c), the assignment or transfer of Third Party agreements and licenses pursuant to Section 11.03(d) and Section 11.03(e). The foregoing shall be in addition and without prejudice to any other remedies that may be available to Licensee due to Sutro’s breach, including any money damages that may be awarded to Licensee in connection with its termination pursuant to Section 11.02(a).
Section 11.05
Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by a Party are, and shall otherwise be deemed to be, for the purposes of Section 365(n) of the United States Bankruptcy Code (to the extent applicable), licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code or equivalent provisions of applicable legislation in any other jurisdiction. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code, or equivalent provisions of applicable legislation in any other jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the Unites States Bankruptcy Code or equivalent provisions of applicable legislation in any other jurisdiction, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under subsection (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.
Section 11.06
Surviving Rights and Obligations. The rights and obligations set forth in this Agreement shall extend beyond the expiration or termination of the Agreement only to the extent expressly provided for herein, or to the extent that the survival of such rights or obligations are necessary to permit their complete fulfillment or discharge. Without limiting the foregoing, the Parties have identified various rights and obligations which are understood to survive, as follows: Article 1 (to the extent applicable to surviving provisions), Article 6 (limited to Net Sales realized prior to, and payments due as of, the expiration or termination of this Agreement), Article 7 (for the time periods specified in Section 7.05)，Section 8.01, Section 8.02, Section 8.04 (limited to proceedings commenced before expiration or termination of this Agreement)，Article 10, Section 11.03, Section 11.04, Section 11.06, Section 11.07, Article 12, Article 13, and Article 14.
Section 11.07
Accrued Rights. Termination, relinquishment, or expiration of the Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment, or expiration, including without limitation damages arising from any breach hereunder. Such termination, relinquishment, or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of the Agreement.

Article 12

INDEMNIFICATION
Section 12.01
Indemnification.
(a)
Licensee hereby agrees to indemnify, defend, and hold harmless Sutro, its Affiliates, and each of its and their respective employees, officers, directors and agents from and against any and all Losses incurred by them resulting from or arising out of or in connection with any suits, claims, actions or demands made or brought by a Sublicensee or other Third Party (collectively, “Third Party Claims”) against Sutro, its Affiliates or their respective employees, officers, directors or agents, that result from or arise out of: (i) activities by Licensee, its Affiliates or Sublicensees with respect to the Development, Manufacture, and Commercialization of the Product or the exercise of their rights or performance of their obligations related thereto, including the activities taken on behalf of Sutro under Section 4.06; (ii) any violation of Applicable Law by Licensee, its Affiliates or Sublicensees in performing Licensee’s obligation under this Agreement; and (iii) any material breach by Licensee, its Affiliates or Sublicensees of Licensee’s representations, warranties and/or obligations under this Agreement; except in any case, to the extent such Losses are Losses for which Sutro has an obligation to indemnify Licensee, its Affiliates or their respective employees, officers, directors or agents pursuant to Section 12.01(b), as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.
(b)
Sutro hereby agrees to indemnify, defend and hold harmless Licensee, its Affiliates, and each of its and their respective employees, officers, directors and agents from and against any and all Losses incurred by them resulting from or arising out of or in connection with any Third Party Claims against Licensee, its Affiliates or their respective employees, officers, directors or agents, that result from or arise out of: (i) activities by Sutro, its Affiliates or subcontractors with respect to the Development, Manufacture, and Commercialization of the Product or the exercise of their rights or performance of their obligations related thereto, provided that, the activities taken by Licensee on behalf of Sutro under Section 4.06 shall not be considered activities by Sutro, its Affiliates or subcontractors; (ii) any violation of Applicable Law by Sutro or its Affiliates in performing Sutro’s obligations under this Agreement; and (iii) any material breach by Sutro or its Affiliates of Sutro’s representations, warranties and/or obligations under this Agreement; except in any case, to the extent such Losses are Losses for which Licensee has an obligation to indemnify Sutro, its Affiliates or their respective employees, officers, directors or agents pursuant to Section 12.01(a), as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.
Section 12.02
Mechanism.
(a)
In the event that a Party (the “Indemnified Party”) is seeking indemnification under Section 12.01(a) or Section 12.01(b), it shall notify the other Party (the “Indemnifying Party”) in writing of the relevant Third Party Claim and the relevant Loss for which indemnification is being sought as soon as reasonably practicable after it becomes aware of such claim. Each such notice shall contain a description of the Third Party Claim and the nature and amount of the Loss claimed (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any such Third Party Claim or Losses. For the avoidance of doubt, all indemnification claims in respect of a Party, its Affiliates, and each of its and their respective employees, officers, directors and agents shall be made solely by such Party to this Agreement. The Indemnified Party shall permit the Indemnifying Party to assume direction and control of the defense of the relevant Third Party Claim (including without limitation the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgement that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification.
(b)
Notwithstanding Section 12.01, the failure to give timely notice to the Indemnifying Party shall not release the Indemnifying Party from any liability to the Indemnified Party to the extent the Indemnifying Party is not materially prejudiced thereby and, for the avoidance of doubt, the Indemnifying Party shall not be liable to the extent any Loss is caused by any delay by the Indemnified Party in providing such notice. Notwithstanding the provisions of Section 12.02(a) requiring the Indemnified Party to tender to the Indemnifying Party the exclusive ability to defend such claim, if the Indemnifying Party declines to or fails to timely assume control of the relevant Third Party Claim, the Indemnified Party shall be entitled to assume such control, conduct the defense of, and settle such claim, all at the sole costs and expense of the declining or failing Party; provided, however, that neither Party shall settle or dispose of any such claim in any manner that would adversely affect the rights or interests or admit fault, of the other Party without the prior written consent of such other Party, which shall not be unreasonably withheld, delayed or conditioned. Each Party, at the other Party’s expense and reasonable request, shall cooperate with such other Party and its counsel in the course of the defense or settlement of any such claim, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information, and witnesses.
Section 12.03
Mitigation of Loss. Each Indemnified Party shall take and shall ensure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any claims (or potential losses or damages) under this Article 12. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.
Section 12.04
Insurance. Both Parties shall use Commercially Reasonable Efforts, at their own discretion, to procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which is consistent with normal and customary business practices in the pharmaceutical industry for Persons similarly situated, and shall upon request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto. Each party shall still be responsible for its liability at its own risk whether it does or doesn’t procure or maintain such insurance. Such insurance shall not be construed to create a limit of both Party’s liability with respect to its indemnification obligations under this Article 12.

Article 13

DISPUTE RESOLUTION
Section 13.01
Referral of Disputes to the Parties Senior Executives. Subject to the applicable provisions in Article 13, in the event of any dispute between the Parties arising out of or in connection with this Agreement, either Party may, by written notice to the other, have such dispute referred to the Senior Executives for attempted resolution by good faith negotiations within [*] after such notice is received. If the Senior Executives fail to resolve such matter within [*] after the date on which the matter is referred to the Senior Executives (unless a longer period is agreed to by the Parties), then, either Party may submit the dispute for final resolution by binding arbitration in accordance with Section 13.02.
Section 13.02
Arbitration. Except as set forth in this Section 13.02, any dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof that cannot be resolved pursuant to Section 13.01, will be referred to and finally resolved by arbitration in accordance with this Section 13.02. A Party may submit such dispute to arbitration at [*] (“SIAC”) by notifying the other Party, in writing, of such dispute. Within [*] after receipt of such notice, the Parties will each designate in writing an arbitrator to resolve the dispute. Both of the designated arbitrators will elect a third arbitrator; provided, however, that if the designated arbitrators cannot agree on a third arbitrator within [*] after both arbitrators have been designated, the third arbitrator will be selected by the SIAC. The arbitrators will be a lawyer with biotechnology and/or pharmaceutical industry legal experience, and will not be an Affiliate, employee, consultant, officer, director or stockholder of any Party. The arbitration will be conducted in [*] for the time being in force, which rules are deemed to be incorporated by reference in this clause, except to the extent such rules are inconsistent with this Section 13.02, in which case this Section 13.02 will control. All arbitration proceedings will be conducted in the English language. The arbitrators will consider grants of equitable relief and orders for specific performance as co-equal remedies along with awards of monetary damages. The arbitrators will have no authority to award punitive damages. The prevailing Party of the arbitration shall be entitled to recover from the other any and all costs and expenses incurred by the prevailing Party in connection with the arbitration, including reasonable attorneys’ fees. The Parties hereby agree that the arbitrators have authority to issue rulings and orders regarding all procedural and evidentiary matters that the arbitrators deem reasonable and necessary with or without petition therefore by the Parties as well as the final ruling and judgment. All rulings by the arbitrators will be final. Notwithstanding any contrary provision of this Agreement, any Party may seek equitable measures of protection in the form of attachment of assets or injunctive relief (including specific performance and injunctive relief) in any matter relating to the proprietary rights and interests of either Party from any court of competent jurisdiction, pending a decision by the arbitral tribunal in accordance with this Section 13.02. The Parties hereby exclude any right of appeal to any court on the merits of such matter. The provisions of this Section 13.02 may be enforced and judgment on the award (including equitable remedies) granted in any arbitration hereunder may be entered in any court having jurisdiction over the award or any of the Parties or any of their respective assets. Except to the extent necessary to confirm an award or as may be required by Laws, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. Nothing in this Section 13.02 will preclude either Party from seeking interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. Notwithstanding the Parties’ agreement to arbitrate, unless the Parties agree in writing in any particular case, claims and disputes between the Parties relating to or arising out of, or for which resolution depends in whole or in part on a determination of the interpretation, scope, validity, enforceability or infringement of, Patents or of any Trademark rights relating to the Product, or misappropriation of any Know-How, will not be subject to arbitration under this Agreement, and the Parties may pursue whatever rights and remedies may be available to them under law or equity, including litigation in a court of competent jurisdiction, with respect to such claims and disputes.
Section 13.03
Preliminary Injunctions. Notwithstanding anything to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any dispute.
Section 13.04
Patent Disputes. Notwithstanding anything to the contrary, any and all issues regarding the scope, inventorship, construction, validity, or enforceability of Patents shall be by the competent Court(s) under the local patent laws of the jurisdictions having issued the Patents in question.
Section 13.05
Confidentiality. All proceedings and decisions of a mediator or arbitrator(s) in connection with proceedings pursuant to Section 13.02 shall be deemed Confidential Information of each of the Parties and shall be subject to Article 7.
Article 14

MISCELLANEOUS
Section 14.01
Assignment; Performance by Affiliates.
(a)
Neither Party may assign any of its rights or obligations under this Agreement in any Region in whole or in part without the prior written consent of the other Party, except that each Party shall have the right, without such consent, (i) to perform any of its obligations and exercise any of its rights under this Agreement through, and to assign all of its rights and obligations under this Agreement to, any of its Affiliates, provided that such performance or exercise by such Affiliate, or such assignment, as applicable, could not reasonably be expected to subject the other Party to any adverse Tax consequences with regard to any payments under this Agreement; and (ii) on written notice to the other Party, to assign all of its rights and obligations under this Agreement to a non-Affiliate successor in interest, whether by a Change of Control transaction or otherwise, to all or substantially all of the business to which this Agreement relates; however, provided that both under (i) and (ii) the assignee shall have at least the same capability and capacity of such Party to perform any obligations and exercise any rights under this Agreement. In the event that a Party performs its obligations or exercises its rights under this Agreement through an Affiliate (without having assigned all of its rights and obligations to such Affiliate as permitted under this Section 14.01), doing so shall not relieve the relevant Party of its responsibilities for the performance of its obligations under this Agreement, and the relevant Party shall remain responsible for the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.
(b)
This Agreement shall survive any succession of interest permitted pursuant to Section 14.01(a)(ii), whether by merger, consolidation, reorganization, acquisition, stock purchase, asset purchase or other Change of Control transaction.
(c)
This Agreement shall be binding upon and inure to the benefit of the successors, and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.
Section 14.02
Force Majeure. In this Agreement, “Force Majeure” means an event which is beyond a non-performing Party’s reasonable control, including an act of God, strike, lock-out or other industrial/labor disputes (whether involving the workforce of the Party so prevented or of any other Person), war, riot, civil commotion, terrorist act, epidemic (including the COVID-19), quarantine, fire, flood, storm, earthquake, natural disaster, act of government or compliance with any law or governmental order, rule, regulation or direction, whether or not it is later held to be invalid. A Party that is prevented or delayed in its performance under this Agreement by an event of Force Majeure (a “Force Majeure Party”) shall, as soon as reasonably practical but no later than [*] after the occurrence of a Force Majeure event, give notice in writing to the other Party specifying the nature and extent of the event of Force Majeure, its anticipated duration and any action being taken to avoid or minimize its effect, except if the action of giving such notice is also not practical or practicable. Subject to providing such notice unless excepted and to this Section 14.02, the Force Majeure Party shall not be liable for delay in performance or for non‑performance of its obligations under this Agreement, in whole or in part, except as otherwise provided in this Agreement, where non-performance or delay in performance has resulted from an event of Force Majeure. The suspension of performance allowed hereunder shall be of no greater scope and no longer duration than is reasonably required and the Force Majeure Party shall exert all reasonable efforts to avoid or remedy such Force Majeure. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder at the time of such Force Majeure because of such Force Majeure. If a Force Majeure persists for more than [*], the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement to mitigate the delays caused by such Force Majeure.
Section 14.03
Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
Section 14.04
Notices. All notices, requests, waivers and other communications made hereunder shall be in writing and shall be deemed given (a) upon delivery, if delivered personally; (b) upon confirmation of receipt, if by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) [*] after deposit in the mail as registered or certified mail (unless earlier return receipt requested), (d) [*] after deposit with postage prepaid, or sent by internationally recognized overnight delivery service that maintains earlier records of delivery, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof).

If to Sutro, addressed to:

SUTRO Biopharma, Inc.

111 Oyster Point Boulevard

South San Francisco, CA 94080

Attention: General Counsel

Email: [*]

If to Licensee, addressed to:

Tasly Biopharmaceuticals Co., Ltd.

280 JuLi Road,

China (Shanghai) Pilot Free Trade Zone, P.C.201203

Attention: [*]

Email: [*]

Section 14.05
Waiver. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a waiver of any other of such Party’s rights or remedies provided in this Agreement.
Section 14.06
Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (a) the remainder of this Agreement, or the application of such term, covenant, or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and (b) the Parties covenant and agree to renegotiate any such term, covenant, or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant, or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.
Section 14.07
Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York, USA, without giving effect to any conflict of law principle that would otherwise result in the application of the laws of any State or jurisdiction other than the State of New York, USA.
Section 14.08
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 14.09
Entire Agreement. This Agreement, including without limitation all exhibits attached hereto, sets forth all the covenants, promises, agreements, warranties,

representations, conditions, and understandings between the Parties and supersedes and terminates all prior and contemporaneous agreements and understanding between the Parties, including without limitation the agreements and amendments set forth in Section 7.06. There are no covenants, promises, agreements, warranties, representations, conditions, or understandings, either oral or written, between the Parties other than as set forth in this Agreement. No subsequent alteration, amendment, change, or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.
Section 14.10
Limitation of Liability. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES, OR WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTION 12.01, IN NO EVENT SHALL EITHER PARTY OR ITS RESPECTIVE AFFILIATES AND SUBLICENSEES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY, OR OTHERWISE, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, REV ENUE, MILESTONES OR ROYALTIES. This Section 14.10 shall not limit either Party’s obligations under Article 12.
Section 14.11
No Partnership. It is expressly agreed that the relationship between Sutro and Licensee shall not constitute a partnership, joint venture, or agency. Neither Sutro nor Licensee shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party to do so.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their respective duly authorized officers or representatives.

Sutro Biopharma, Inc.

By: _____________________

Name: William Newell

Title: Chief Executive Officer

Tasly Biopharmaceuticals Co., Ltd.

By:______________________

Name: Kaijing Yan

Title: Chairman of the Board

EXHIBIT A

(Sutro Patents)

[*]

EXHIBIT B

(Licensed Compound)

[*]

EXHIBIT C

(List of JSC Members)

[*]

EXHIBIT D

(Development Plan)[*]

EXHIBIT E

(Sutro Trademarks)

[*]

EXHIBIT F

(Terms for Clinical Supply Agreement)

[*]